Exhibit 10.12

SUBLEASE

between

NEWTON TECHNOLOGY PARK LLC

as Landlord

and

TRIPADVISOR LLC

as Tenant

of

Premises at 141-165 Needham Street, Newton, Massachusetts

October 31, 2007

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

EXHIBIT A	Basic Lease Terms
EXHIBIT B	Legal Description of the Land
EXHIBIT C	Site Plan
EXHIBIT D	Intentionally Omitted
EXHIBIT E	Rules and Regulations
EXHIBIT F	Exclusions from Operating Expenses
EXHIBIT G-1	Landlord’s Work
EXHIBIT G-2	Tenant’s Work
EXHIBIT H	Master Lease
EXHIBIT H-1	Master Lease Matters
EXHIBIT H-2	Master Estoppel Matters
EXHIBIT I	Arbitration
EXHIBIT J	Sign Criteria
EXHIBIT K	SNDA
EXHIBIT L	Landlord Guaranty
EXHIBIT M	Tenant Guaranty
EXHIBIT N	Notice of Sublease
EXHIBIT O	Recognition, Non-Disturbance and Attornment Agreement
EXHIBIT P	Term Commencement Letter

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SUBLEASE

THIS SUBLEASE (this “Lease”) is entered into as of October 31, 2007 by and between NEWTON TECHNOLOGY PARK LLC, a Delaware limited liability company (the “Landlord”), and TRIPADVISOR LLC, a Delaware limited liability company (the “Tenant”).

In consideration of the mutual covenants herein set forth, the Landlord and the Tenant do hereby agree to the terms and conditions set forth in this Lease.

1. Definitions. The following terms have the meanings indicated or referred to below.

“Acceptance Notice” - See Section 2.8.

“Additional Rent” means all charges payable by the Tenant pursuant to this Lease other than Annual Fixed Rent, including, without implied limitation, the Tenant’s Tax Expense Allocable to the Premises payable pursuant to Section 3.2; the Tenant’s Operating Expenses Allocable to the Premises payable pursuant to Section 3.3; and amounts payable for special services pursuant to Section 3.5.

“Allowance” - See Section 2.9.

“Annual Fixed Rent” - See Exhibit A.

“Base Building Systems” - See Section 5.2.

“Building N1” - See Section 2.7.

“Buildings” means, collectively, the three presently existing buildings on the Land known as Building N1, Building N2 and Building N3, respectively, as shown on the Site Plan, and any additions to existing Buildings or any other buildings constructed in the future on the Land, other than accessory structures.

“Commencement Date” - See Section 2.6.

“Environment” shall mean soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

“Environmental Laws” means all federal, state or local laws, ordinances, rules, regulations, or policies whether now or hereafter enacted, applicable to the Premises and/or the Tenant’s use or occupancy of the Premises or the Tenant’s activities on or about the Premises, and governing the use, clean-up, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sec. 9601, et seq.) as amended by the Superfund Amendment and Reauthorization Act; the Solid 10/29/2007 Waste Disposal Act (42 U.S.C. Sec. 6901 et seq); the Hazardous Materials Transportation Act (49 U.S.C. Sec. 1801, et seq.); the Toxic Substances Control Act; the Resource Conservation and Recovery Act; the Federal Clean

Water Act; Massachusetts General Laws Chapter 21C and 21E; and any amendments thereto and any regulations adopted and publications promulgated pursuant thereto, or any other environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level, applicable to the Premises and/or Tenant’s use or occupancy of the Premises or the Tenant’s activities on or about the Premises, whether existing as of the date hereof, previously enforced, or subsequently enacted.

“Exercise Notice” - See Section 2.7. “Expansion Option” - See Section 2.7. “Expansion Space” - See Section 2.7. “Extension Term” - See Section 2.5.

“External Causes” means any of the following: Acts of God, war, civil commotion, fire, flood or other casualty, strikes or other extraordinary labor difficulties, shortages of labor or materials or equipment in the ordinary course of trade, government order or regulations or other cause not reasonably within the control of the party in question, and not due to the fault or neglect of such party, excluding, however, inability to pay obligations as they become due.

“First Expansion Commencement Date” - See Section 2.7.

“First Expansion Space” - See Section 2.7.

“First Offer Commencement Date” - See Section 2.8.

“First Offer Space” - See Section 2.8.

“Good Standing” shall have the following meaning: Tenant shall be deemed to be in “Good Standing” if, as of the applicable given point in time: (a) there exists no Event of Default; (b) this Lease is in full force and effect, (c) the Tenant shall not have assigned this Lease other than as an Affiliate Transfer as hereinafter defined, and there shall not then be in effect any sublease or subleases other than an Affiliate Transfer either (i) with respect to more than thirty-three percent (33%) of the original Premises or (ii) having a term of more than three (3) years, and (d) not more than two cured and/or uncured Events of Default of a material nature shall have occurred during the final twelve (12) months of the Term of this Lease (any of which conditions described in clauses (a), (b), (c) and (d) may be waived by the Landlord in writing at any time in Landlord’s sole discretion).

“Hazardous Materials” means any pollutants, contaminants, hazardous wastes, toxic substances, oil or petroleum products, or hazardous substances as defined in or pursuant to any Environmental Law, including, without limitation, any asbestos, PCB’s, any toxic, noxious, or radioactive substances, methane, volatile hydrocarbons, industrial solvents, petroleum products, 10/29/2007 or any other materials or substances which could cause or constitute a health, safety or other environmental hazard to any person or property.

“Initial Term” - See Exhibit A.

“Interest Rate” means the variable rate of interest from time to time announced by Bank of America (or its successor) as its base rate or, if such rate can no longer be determined, the variable rate of interest from time to time announced by a major commercial bank with administrative offices in Boston, Massachusetts selected by the Landlord as its base or prime rate.

“Land” means the land situated in Newton, Massachusetts, described in Exhibit B.

“Landlord Responsible Parties” - See Section 7.1.

“Landlord’s Address” - See Exhibit A.

“Landlord’s Work” - See Section 2.9.

“Lease Year” means each period of one year during the Term commencing on the Commencement Date or on any anniversary thereof, or, if the Commencement Date does not fall on the first day of a calendar month, the first Lease Year shall consist of the partial calendar month following the Commencement Date and the succeeding 12 full calendar months, and each succeeding Lease Year shall consist of a one-year period commencing on the first day of the calendar month following the calendar month in which the Commencement Date fell.

“Major Alterations” - See Section 4.1.

“Master Landlord” means the Lessor from time to time under the Master Lease.

“Master Lease” - means that certain Lease of the Property between Second Bromfield Properties, Inc., as Lessor, and Honeywell Inc., as Lessee, of the Property dated as of July 25, 1967, and under which, as of the date of this Lease, the Lessor is Wellford Corp., and the Lessee is Landlord. A copy of the Master Lease is attached hereto as Exhibit H.

“Minor Alterations” - See Section 4.1.

“Offering Notice” - See Section 2.8.

“Permitted Uses” - See Exhibit A.

“Premises” means Buildings N2 and N3, as shown on the plan attached hereto as Exhibit C, consisting of 61,895 and 45,882 square feet of Rentable Floor Area notwithstanding the differing area shown on said Exhibit C for Building N3.

“Property” means the Land and the Buildings. The Landlord hereby reserves the right at any time and from time to time to make alterations, modifications, additions, reductions, expansions or additions to, and to build additional stories on any Building(s) on the Property and to build other buildings or improvements on the Property and to make alterations thereof, additions thereto and reductions therefrom and to build additional stories on any such buildings and to construct decks or elevated parking facilities on the Property Common Areas (all of the above, individually and collectively, the “Changes”); provided, however, Changes to any such Buildings or the Property shall not materially or adversely interfere with Tenant’s rights hereunder, or Tenant’s use of or deny access to the Premises; and provided further, no material adverse Changes shall be made to Building N2 or Building N3, or which adversely impact the number of parking spaces provided to Tenant hereunder on the Premises, without Tenant’s prior written consent.

“Property Common Areas” means the parking lot, walkways, driveways, sidewalks and landscaped areas located on those portions of the Property outside of the Buildings from time to time, and those portions of the Buildings, if any, which serve the Property as a whole from time to time, such as but not limited to those areas required for access to the Premises. In no event shall the Property Common Areas include any portion of the Property that is under construction.

“Refusal Notice” - See Section 2.8.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

“Rentable Floor Area” means the area within the Buildings pursuant to which rental calculations are made.

“Right of First Offer” - See Section 2.8.

“Rules and Regulations” - See Section 6.3.

“Security Deposit” - See Section 3.8.

“Site Plan” means the site plan of the Property attached hereto as Exhibit C.

“Tenant Responsible Parties” means the Tenant and Tenant’s agents, contractors, licensees, invitees, servants, employees, sublessees, assignees and others for whom the Tenant is legally responsible.

“Tenant’s Address for Notices” - See Exhibit A.

“Tenant’s Plans” - See Section 2.9.

“Tenant’s Proportionate Share” - The Rentable Floor Area of the Premises (agreed at present to be 107,777 square feet) divided by the total Rentable Floor Area of the Buildings, agreed to be currently 162,772, with the resulting Tenant’s Proportionate Share at present of sixty-six and two tenths percent (66.2%).

“Tenant’s Work” - See Section 2.9.

“Term” means the Initial Term, together with any Extension Term if the Initial Term is extended by the Tenant pursuant to Section 2.5.

“Threat of Release” shall mean a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

2. Premises and Term; Master Lease.

2.1 Premises; Master Lease. The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, for the Term, the Premises. The Tenant acknowledges that there have been no representations or warranties, other than as provided herein, made by or on behalf of the Landlord with respect to the Premises or the Property, or with respect to the suitability of either of them for the conduct of the Tenant’s business. The Landlord hereby represents and warrants to the Tenant that to its knowledge the Property is in compliance with the building code, the health code, and all other applicable laws or regulatory or statutory schemes; however, Landlord hereby represents that certain components of the Property, due to their pre-existing the applicable code or regulatory and statutory scheme, may be permitted and not deemed in violation due to their grandfathered status notwithstanding their non-compliance with the aforesaid codes, regulatory and statutory schemes. The Premises shall include the vacuum system presently located in the Premises which is being delivered “as is” and is to be maintained by Tenant.

This Lease is subject and subordinate to all the provisions of the Master Lease and the Tenant shall not knowingly perform any act or omit to perform any act that will violate any of the provisions of the Master Lease. A true and complete copy of the Master Lease together with all prior assignments of the tenant’s interest therein is attached hereto as Exhibit H. The Landlord hereby covenants and agrees to (i) timely exercise all extension options under the Master Lease, (ii) make all rent payments required under the Master Lease one full month prior to their due date, (iii) timely comply with all applicable terms of the Master Lease and (iv) at all times keep the Master Lease in full force and effect throughout the term of this Lease (as the same may be extended pursuant to the terms hereof), and not exercise any right to terminate the Master Lease for any reason, without the prior written consent of Tenant. Landlord shall provide Tenant with a simultaneous copy of all notices of default issued to Master Landlord. In amplification and not in limitation of the foregoing, in no event shall the Landlord exercise the right of termination set forth in Article 13 of the Master Lease such that the Master Lease will terminate at any time during the term of this Lease. If the Master Lease terminates, this Lease shall terminate, and the parties shall be relieved from all liabilities and obligations under this Lease, except as expressly provided herein; provided, however, that if this Lease terminates as a result of a default of one of the parties under this Lease or the Master Lease or both, the defaulting party shall be liable to the non-defaulting party for all damage suffered by the non-defaulting party as a result of the termination, excluding any indirect or consequential damages, except as expressly provided herein; and provided, further, that if the Master Lease terminates as a result of the acquisition of the ownership of the fee interest in the Property by the Landlord or any affiliate of Landlord, notwithstanding the foregoing, this Lease shall remain in full force and effect, subject to the remaining terms and conditions hereof, and the Landlord shall recognize the Tenant as the tenant under this Lease, and the Tenant shall attorn to the Landlord as landlord under this Lease. Landlord hereby covenants and agrees to (i) not enter into any amendments or modifications of the Master Lease hereafter, or to exercise any rights under the Master Lease either of which would adversely and materially affect Tenant’s rights and obligations hereunder, and (ii) not enter into, or allow any affiliate of Landlord to enter into, any understanding, contract, agreement or commitment to purchase the Property or the Premises or any interest therein which would cause this Lease to terminate or be affected in a material and adverse fashion, without in each instance Tenant’s prior written approval. For these purposes it would not be considered adverse to Tenant if Landlord were to enter into an agreement with Master Landlord which extended the term of the Master Lease and increased the rent due thereunder. Landlord shall promptly provide Tenant with copies of all formal notices sent by either Master Landlord or Landlord under the Master Lease.

The Landlord hereby represents and warrants to the Tenant for the Tenant’s exclusive benefit that (i) the matters set forth in Exhibit H-1 are true, correct and complete, (ii) Landlord has made commercially reasonable efforts to secure Master Landlord’s consent to this Lease, and to a subordination, non-disturbance and attornment agreement and to an estoppel certificate for the benefit of Tenant with respect hereto, and Master Landlord has refused, Master Landlord has stated that it will not grant its consent to any sublease for any portion of the Property nor will it grant an estoppel certificate or subordination, non-disturbance and attornment agreement for the benefit of a tenant occupying, or a tenant or lender having rights in, any portion of the Property (or in Landlord), and to Landlord’s knowledge, Master Landlord has never granted any such consent, estoppel certificate or subordination, non-disturbance and attornment agreement, including, without limitation, to Landlord’s current lender, (iii) to Landlord’s knowledge, Master Landlord has never objected to, interfered with or raised an issue with respect to a tenant occupying a portion of the Property, or refused to recognize a sublease with respect to the Property, (iv) neither Landlord nor any affiliate of Landlord has any option to purchase the Property, and Landlord has not received notice of, nor does it know of any expenses or other monies owed by it or to it from the Master Landlord under the Master Lease, and (v) neither under the terms of the Master Lease or otherwise is Landlord required to secure any consent or approval from Master Landlord in order to enter into this Lease, or to sublease any of the Property to any tenant.

2.2 Appurtenant Rights. The Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use the Property Common Areas in common with others, subject to the Rules and Regulations.

2.3 Landlord’s Reservations. The Landlord expressly reserves the right from time to time to alter or relocate any Property Common Area; provided, however, such alteration or relocation shall not materially or adversely interfere with Tenant’s rights of use in or access to the Premises hereunder; and, provided further, any such material alteration or relocation interfering with Building N2 or N3, or decrease in Tenant’s on-site right to parking hereunder, shall not be done without Tenant’s prior written consent. The Landlord shall give the Tenant reasonable prior written notice (except in the event of emergency) before exercising its rights under this Section 2.3 which require access to and/or through the Premises, and the Landlord shall, in any event, exercise diligent, commercially reasonable efforts to minimize any interference with the Tenant’s use of or access to the Premises and to avoid undue interference with the Tenant’s use of the Property Common Areas in connection with exercising its rights under this Section 2.3. In no event shall the Premises be decreased in size or otherwise materially altered in a fashion that would adversely and materially affect the Tenant’s use thereof or rights hereunder as a result of the Landlord’s exercise of such rights. The Landlord further expressly reserves the right to access to and/or through the Premises upon no less than 24 hour prior written notice (except that no prior notice shall be required in an emergency, and no less than 30 days written notice shall be given for any non-emergency matters that cannot be completed in 72 hours) for purposes of inspecting the Premises and otherwise exercising the Landlord’s rights as granted hereunder, and performing any obligations which have been undertaken by the Landlord under this Lease, provided that (i) the Landlord uses diligent, commercially reasonable efforts to minimize interference with the Tenant’s use and enjoyment of the Premises in connection therewith, (ii) such access and/or performance of obligations and exercise of rights by Landlord is otherwise in compliance with the terms of this Lease and (iii) Landlord only accesses Tenant’s secured areas with an employee of Tenant present.

2.4 Parking. The Landlord shall provide parking based on a ratio of approximately 3.2 parking spaces for every one thousand (1,000) rentable square feet of the Premises for use at all times by the Tenant’s employees, business invitees and visitors in the parking lots on the Land. The Tenant’s use of the parking lots shall be in common with the Landlord and others entitled thereto from time to time, and the Tenant’s parking spaces shall not be reserved spaces. The Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by the Rules and Regulations which pertain to the use of the parking facilities. Landlord represents and warrants to Tenant that no other tenant of the Property or other party has been or will be granted rights to parking more favorable than 3.2 parking spaces for every one thousand (1,000) rentable square feet of their respective premises in the Buildings; however, if for any reason said ratio of 3.2 is increased for the benefit of any other tenant at the Property then the same increased ratio shall be made available to Tenant for so long as any other tenant is entitled under their lease to such increased ratio.

2.5 Extension Option. Provided that at the time the Tenant gives notice of the exercise of its rights under this Section 2.5, and at the time the Term would have otherwise expired but for the exercise of such rights, the Tenant is in Good Standing, the Tenant shall have the right to extend the Term hereof (the “Extension Option”) for one (1) period of three (3) years (the “Extension Term”). The Extension Option shall be exercised by notice given by the Tenant to the Landlord at least twelve (12) months prior to the expiration of the Initial Term. Upon the Tenant’s giving such notice, this Lease and the Term hereof shall be extended for the applicable Extension Term without the necessity of execution of any additional documents. The Extension Term shall be upon all the terms, conditions and provisions of this Lease, except that the Annual Fixed Rent during the Extension Term shall be the fair market rental value (the “Fair Rental Value”) of the Premises as of the commencement of such Extension Term, determined as provided below. Tenant shall have no option to extend the Term for any further Extension Term beyond the one provided for by this Section 2.5. The term “Fair Rental Value” shall mean the market rental value per annum and shall take into account the base rent and all other related and relevant factors for comparable office space in the Newton-Needham area as are typically considered when determining such base rent (including, without limitation, the condition of the premises, any applicable tenant allowances, and the size of the tenant and leasing commissions, among other things). The Landlord shall exercise reasonable and good faith judgment in establishing the Fair Rental Value of the Premises for the Extension Term and, shall within forty-five (45) days of Tenant’s exercise of the Extension Option for the Extension Term notify Tenant in writing of Landlord’s proposed Fair Rental Value. If Tenant does not notify Landlord in writing within thirty (30) days after its receipt of Landlord’s proposed Fair Rental Value that Tenant does not agree with such proposed Fair Rental Value then Landlord’s proposed Fair Rental Value shall be the Fair Rental Value of the Premises, and the parties shall be bound to such amount. If on the other hand, Tenant does so notify Landlord within said thirty (30) days that it does not agree, then Landlord and Tenant shall negotiate in good faith to attempt to agree on Fair Rental Value by the date that is nine (9) months prior to the date on which the Extension Term is to commence. If the parties are not able to timely reach an agreement, such Fair Rental Value shall be determined in accordance with the arbitration procedure set forth in Exhibit I. If the applicable Fair Rental Value has not been determined as of the date the same is to become effective, the Tenant shall pay Annual Fixed Rent at the rate quoted by the Landlord as the Fair Rental Value until such determination is made. In the event it shall subsequently be determined that the Fair Rental Value quoted (and reasonably determined) by the Landlord was in excess of the Fair Rental Value, the Landlord shall credit the amount of such overpayment against the next installments of Annual Fixed Rent. In the event it shall subsequently be determined that the Fair Rental Value quoted by the Landlord was less than the Fair Rental Value, the Tenant shall promptly pay the difference to the Landlord.

2.6 Commencement Date.

(a) The commencement date of the Term for the N2 Premises (the “N2 Commencement Date”) shall be February 1, 2008 or such earlier date as the Tenant may occupy any substantial portion of the N2 Premises for the conduct of its business as opposed to preparing the Premises for occupancy, but in no event shall it be prior to the substantial completion of Landlord’s Work and Tenant’s Work for Building N2, as hereinafter defined. Once determined, the N2 Commencement Date shall be memorialized in a Term Commencement Letter to be executed by both Landlord and Tenant, which Letter is to be substantially identical to the one attached hereto as Exhibit P.

(b) The commencement date of the Term for the N3 Premises (the “N3 Commencement Date”) shall be no earlier than October 1, 2008 except to the extent the Tenant may occupy any substantial portion of the N3 Premises for the conduct of its business as opposed to preparing the Premises for occupancy prior to said date, but in no event shall it be prior to the substantial completion of Landlord’s Work and Tenant’s Work for Building N3. Once determined, the N3 Commencement Date shall be memorialized in a Term Commencement Letter to be executed by both Landlord and Tenant, which Letter is to be substantially identical to the one attached hereto as Exhibit P.

(c) For purposes of the seven (7) year duration of the Term of this Lease, the N2 Commencement Date shall be deemed to be the beginning of the Term.

2.7 Right of First Offer

(a) Notice of Available Space. Provided that the Tenant is in Good Standing at the time that the Landlord is obligated to send an Offer Notice (as hereinafter defined), at the time the Tenant gives an Acceptance Notice (as hereinafter defined), and at any applicable First Offer Commencement Date (as hereinafter defined), the Tenant shall have a right of first offer (the “Right of First Offer”) on any tenant space in Building N1 that thereafter becomes available to be leased (the “First Offer Space”) upon the terms and conditions set forth in this Section 2.7. In no event shall any space be deemed to become available to be leased in Building N1 if any tenant already having a lease with Landlord as of the date hereof has any extension or expansion rights to lease said space existing in their lease as of the date hereof. At any date after the date which is two years prior to the expiration of the Term, the Right of First Offer shall only be valid if Tenant exercises or has exercised the Extension Option, or the parties hereto otherwise agree to extend the term of this Lease.

(b) Landlord’s Offering Notice. Prior to entering into a binding lease or occupancy agreement with respect to any First Offer Space, the Landlord shall give the Tenant written notice (the “Offering Notice”) of the availability of such First Offer Space, which notice shall (i) identify the First Offer Space the Landlord intends to lease, (ii) set forth the date by which the Landlord expects to be able to deliver such space to the Tenant, and (iii) set forth the material terms reflecting the current market rental rates (taking into account all relevant factors such as, but not limited to, tenant concessions, allocation of the cost of tenant improvements, the granting to a tenant of a rent-free or reduced-rent construction period prior to the full rent commencement date, whether the rent under the lease is charged on a gross or net basis, and any other material terms in the Offering Notice) on which Landlord proposes to offer such First Offer Space to third parties as determined by the Landlord.

(c) Tenant’s Election. Within thirty (30) days after the Landlord’s delivery of an Offering Notice to the Tenant, the Tenant shall either (i) give the Landlord written notice that the Tenant intends to lease such First Offer Space, and if the Tenant wishes to contest the rental rate proposed by the Landlord said notice shall also indicate that Tenant disputes Landlord’s proposed rental rates (the “Acceptance Notice”), or (ii) give Landlord written notice that Tenant elects not to lease the First Offer Space (the “Refusal Notice”). Failure to provide either of the notices in the time period set forth herein shall be deemed a Refusal Notice. If the Tenant timely gives an Acceptance Notice, the Landlord and the Tenant shall enter into a written amendment to this Lease incorporating such First Offer Space into the Premises demised hereunder subject to all material terms set forth in said Offering Notice, which amendment is to be executed within a reasonable time following the Landlord’s delivery to the Tenant of such written amendment which shall in no event be longer than forty-five (45) days after Landlord and Tenant agree on all material terms of the amendment which, pursuant to the express terms hereof are open to negotiation between Landlord and Tenant, and which amendment shall provide:

(i) such First Offer Space shall be demised to the Tenant upon (A) the later of (I) delivery of the same by the Landlord to the Tenant consistent with the applicable terms of the Offering Notice as accepted by Tenant pursuant to the Acceptance Notice, and (II) the date set forth therefore in the Offering Notice or (B) such earlier date as Tenant may occupy a substantial portion of the First Offer Space for the conduct of its business as opposed to preparing the First Offer Space for occupancy (the “First Offer Commencement Date”);

(ii) subject to Subsection 2.7(c)(iv) below, the First Offer Space shall be leased on the same terms as set forth in the Offering Notice;

(iii) the First Offer Space shall be leased to the Tenant for a term commencing on the First Offer Commencement Date and ending on the expiration or earlier termination of the Term of this Lease; and

(iv) the Tenant’s lease of the First Offer Space otherwise shall be on substantially the same terms and conditions applicable to the Premises under this Lease as modified by (i) such reasonable provisions as may be necessary to accommodate the fact that the First Offer Space is in a multi-tenant building instead of a single tenant building , (ii) the appropriate recalculation of the Tenant’s Proportionate Share, and (iii) the inclusion of the material terms set forth in the Offering Notice, unless Tenant has disputed Landlord’s proposed rental rates set forth therein, in which case the rental rate for the First Offer Space shall be the Fair Rental Value as determined pursuant to Exhibit I, which determination shall be binding on both Landlord and Tenant, and upon the determination thereof the First Offer Space shall irrevocably be deemed to have become part of the Premises.

(d) Waiver. In the event that (i) the Tenant gives a Refusal Notice or (ii) the Tenant fails to give the Landlord notice of the Tenant’s election under this Section 2.8 a thirty (30) day period after the Landlord’s delivery of an Offering Notice to the Tenant or (iii) Tenant fails to enter into a written amendment to this Lease with respect to the First Offer Space within the time described in paragraph (c) above, then, (x) the Tenant shall be deemed to have waived its Right of First Offer with respect to such space, (y) the Landlord shall be deemed to have satisfied its obligations with respect to Tenant’s Right of First Offer for such First Offer Space, and (z) the Landlord may then enter into a lease for all or any substantial portion of such First Offer Space.

2.8 Preparation of the Premises.

(a) Plans and Specifications.

(1) Building N2 Plans. Tenant and Landlord are currently cooperatively preparing plans and specifications for the improvements Landlord is obligated to provide pursuant to Exhibit G-1 (“Landlord’s N2 Work”) and Tenant desires to have made (“Tenant’s N2 Work”; Landlord’s N2 Work and Tenant’s N2 Work, the “Building N2 Work”) in connection with Tenant’s occupancy of Building N2 of the Premises (the “Building N2 Plans”).

(2) Building N3 Plans. Landlord and Tenant shall cooperatively prepare, consistent with the Building N3 Master Timeline as hereinafter defined, plans and specification for the improvements Landlord is obligated to provide for Building N3 pursuant to Exhibit G-1 (“Landlord’s N3 Work”) and Tenant desires to have made for Building N3 (“Tenant’s N3 Work”; Landlord’s N3 Work and Tenant’s N3 Work, the “Building N3 Work”) in connection with Tenant’s occupancy of Building N3 of the Premises (the “Building N3 Plans”). Landlord and Tenant shall amend this Section 2.8 of the Lease as needed in connection with the Building N3 Work and Building N3 Plans; provided, however, such amendment shall be consistent with the terms contained herein.

(3) Building N2 Plans and Building N3 Plans.

The Building N2 Plans and Building N3 Plans shall each be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, and the Landlord shall approve or disapprove of the Building N2 Plans and Building N3 Plans, as applicable, within five (5) Business Days of receiving them. The Tenant shall cause the Building N2 Plans or Building N3 Plans, as applicable, to be revised in a manner sufficient to remedy the Landlord’s reasonable objections and/or respond to the Landlord’s concerns and for such revised plans to be redelivered to the Landlord, and the Landlord shall either approve or disapprove the Tenant’s revised plans within five (5) Business Days following the date of submission. If the Landlord shall again disapprove the Building N2 Plans or Building N3 Plans, the Tenant shall revise such plans and redeliver them to the Landlord pursuant to the prior two sentences until the Building N2 Plans or Building N3 Plans, as applicable, have been approved by the Landlord. The Building N2 Plans and the Building N3 Plans

shall be stamped by Interior Architects AIA , or by a Massachusetts-registered architect and engineer, who shall be subject to the Landlord’s reasonable approval, which shall not be unreasonably withheld, conditioned or delayed, and shall comply with all applicable laws, ordinances and regulations (including, without limitation, the applicable requirements of the Americans with Disabilities Act of 1990, and the regulations promulgated thereunder) and shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for construction.

The Landlord will not approve any alterations comprising part of Tenant’s Work increasing the cost of insurance on the Building, unless the Tenant first gives assurances acceptable to the Landlord for payment of such increased cost. If any of the additions comprising Tenant’s Work will require unusual expense in order to readapt the Premises to normal office use, then pursuant to the terms of Section 4.2 of the Lease, provided Landlord notifies Tenant at the time of Landlord’s approval of the Building N2 Plans or Building N3 Plans, as applicable, such re-adaptation will be made by Tenant prior to termination of this Lease without expense to the Landlord. The approval of the Building N2 Plans and the Building N3 Plans, as applicable, shall not in and of itself impose upon the Landlord any responsibility or liability whatsoever to the Tenant. Tenant and Tenant’s architect shall be solely responsible for the compliance of the Building N2 Plans and Building N3 Plans with all applicable municipal, state and federal provisions of law.

(b) General Contractor.

The Building N2 Work and Building N3 Work shall be performed by a general contractor mutually approved of by Landlord and Tenant, such approval not to be unreasonably withheld, conditioned or delayed (each such contractor, the “General Contractor”), and shall be supervised by the Landlord subject to the terms hereof. Landlord agrees to have the Building N2 Work competitively bid by several general contractors approved in advance by the Tenant which approval shall not be unreasonably withheld or delayed, and the Landlord and Tenant shall select the General Contractor from among such general contractors plus two (2) general contractors to be selected by Tenant. Landlord shall provide a list of such potential general contractors to Tenant within ten (10) days of the date hereof, Tenant shall inform Landlord of the general contractors approved to bid within five (5) days of receiving such list, Landlord shall exercise diligent efforts to cause such approved general contractors to submit bids for the Building N2 Work within fifteen (15) days of receiving such list, and Landlord and Tenant shall select the General Contractor within five (5) days of receiving bids from such contractors. Landlord shall contract with the General Contractor for the Building N2 Work, which contract shall be subject to Tenant’s approval, not to be unreasonably withheld or delayed. Landlord hereby agrees to exercise diligent efforts to cause an industry standard provision imposing construction performance penalties if certain benchmarks are not met to be included in the contract of the General Contractor. Landlord and Tenant agree to a full “open book bid process” in which Tenant will have the right to review the selections, negotiation and contracts for all materials, subcontractors and vendors. Landlord also hereby agrees to have the General Contractor competitively bid all significant subcontractors (all contracts in excess of $10,000) to a minimum of three subcontractors, or fewer if market forces dictate a lower number than three. Landlord and Tenant shall select a new General Contractor for the Building N3 Work pursuant to a process complying with the terms of this Section 2.8(b). If Landlord and Tenant agree, the General Contractor used for the Building N2 Work may bid and be used for the Building N3 Work.

Tenant may inspect Landlord’s N2 and N3 Work and Tenant’s N2 and N3 Work at reasonable times after giving prior notice thereof to Landlord and will promptly give written notice to the Landlord and to the General Contractor of observed defects in materials or workmanship. Landlord will correct such defects as promptly as practicable. The Tenant may monitor the progress of Landlord’s Work and Tenant’s Work, including, without limitation, having its own project manager on site and attending weekly job meetings, and entering the Premises with Landlord or Landlord’s representative to review and/or inspect Landlord’s Work or Tenant’s Work provided such representative is generally available upon short but reasonable notice.

(c) Master Timeline. Promptly following the execution of this Lease, and in no event later than twenty-one (21) days from the date hereof, the Tenant and the Landlord shall mutually agree on a written master timeline for the preparation and construction of the Landlord’s Work and the Tenant’s Work with respect to Building N2, specifying such benchmarks as either party may reasonably require and such dates as both parties agree, such agreement to be consistent with the terms as stated herein and not to be unreasonably withheld (the “Master Timeline”). No later than ninety (90) days prior to the commencement of the Building N3 Work, Landlord and Tenant shall mutually agree on a written master timeline for the preparation and construction of the Landlord’s Work and the Tenant’s Work with respect to Building N3, specifying such benchmarks as either party may reasonably require and such dates as both parties agree, such agreement to be consistent with the terms as stated herein and not to be unreasonably withheld (the “Building N3 Master Timeline”).

(d) Landlord’s Work and Tenant’s Work.

(1) Building N2 Work. Promptly following the execution of this Lease, approval of the Building N2 Plans and selection of the General Contractor, the Landlord shall perform the Building N2 Work, consistent with the Master Timeline. Landlord, at the Landlord’s sole cost and expense subject only to the Landlord Cost Cap Items specified in Exhibit G-1, shall perform the Landlord’s N2 Work, which work shall include, without limitation, the work set forth in Exhibit G-1 attached hereto as indicated for Building N2 and all the work related to and constituting part of Landlord’s N2 Work shown in the Building N2 Plans. Landlord, at Landlord’s cost and expense, but subject to the provisions of Section 2.8 (f) hereof, shall perform the Tenant N2 Work, which work shall include, without limitation, the work shown in the Building N2 Plans which is not Landlord’s Work and may include, at Tenant’s option, the items listed on Exhibit G-2 attached hereto. The Landlord will use its commercially reasonable efforts to complete the Building N2 Work consistent with the Building N2 Master Timeline and prior to January 15, 2008, subject to External Causes.

(2) Building N3 Work. Landlord shall promptly perform the Building N3 Work at Tenant’s request following approval of the Building N3 Plans, consistent with the Building N3 Master Timeline; however, the Landlord shall not be required to commence the Building N3 Work until the last to happen of (i) when the current tenant of Building N3 shall have completely moved out, not to be later than September 30, 2008, and (ii) June 1, 2008. Landlord shall cause the current tenant of Building N3 to have completely moved out of Building N3 by September 30, 2008. Landlord, at Landlord’s sole cost and expense subject only to the Landlord Cost Cap Items, shall perform the Landlord’s N3 Work, which work shall include, without limitation, the work set forth in Exhibit G-1 attached hereto as indicated for Building N3 and all the work related to and constituting part of Landlord’s N3 Work shown in the Building N3 Plans. Landlord, at Landlord’s cost and expense, but subject to the provisions of Section 2.8 (f) hereof, shall perform the Tenant N3 Work, which work shall include, without limitation, the work specified in the Building N3 Plans which is not Landlord’s Work and may include, at Tenant’s option, the items listed on Exhibit G-2 attached hereto. Promptly following Tenant’s request as set forth above, the Landlord shall commence and use its commercially reasonable efforts to complete the Building N3 Work consistent with the Building N3 Master Timeline prior to such date as Landlord and Tenant shall agree to, subject to External Causes.

(3) Landlord’s Work and Tenant’s Work Generally.

The term “Landlord’s Work” as used herein shall mean Landlord’s N2 Work and Landlord’s N3 Work, and shall apply to all Landlord Work to be performed hereunder at the Property unless the context clearly requires otherwise. The term “Tenant’s Work” as used herein shall mean Tenant’s N2 Work and Tenant’s N3 Work, and shall apply to all Tenant Work to be performed hereunder at the Property unless the context clearly requires otherwise.

The Landlord shall obtain all necessary permits and other governmental approvals in connection with the Landlord’s Work and Tenant’s Work, as applicable, prior to commencement of such portion of Landlord’s Work and Tenant’s Work with Landlord paying for those related to Landlord’s Work and Tenant paying for those related to Tenant’s Work.

Landlord’s Work may vary from the requirements of the Building N2 Plans or Building N3 Plans, as applicable, if the variance is (i) determined by Landlord and Tenant in their reasonable discretion to be necessary or commercially reasonable due to (A) the job conditions or good construction practices, (B) the building permits for such work, or (C) applicable legal requirements, (ii) non-substantial or (iii) of greater utility or value than that which it replaces and does not materially alter the basic character of the original requirement.

Landlord hereby represents and covenants to Tenant that Landlord’s Work and Tenant’s Work shall be built in compliance with the Building N2 Plans and the Building N3 Plans, as applicable subject only to the foregoing sentence regarding variance from such plans and specifications, shall comply with all applicable laws and regulations and shall be performed in a good and workmanlike manner using good quality materials. In no event shall Landlord be liable for the Building N2 Plans or the Building N3 Plans.

Landlord shall inform Tenant in writing when Landlord’s N2 Work, Tenant’s N2 Work, Landlord’s N3 Work and Tenant’s N3 Work, respectively, is substantially complete.

All of Landlord’s Work and Tenant’s Work shall be performed by the General Contractor pursuant to the requirements set forth herein. Landlord will provide construction consistent with the Building N2 Plans and the Building N3 Plans, as applicable, and Landlord will pay the costs of labor and materials incurred in connection with the performance of all Landlord’s Work and Tenant’s Work except as expressly specified herein, including, without limitations, the costs of permits and insurance, but excluding architectural and engineering services rendered in the preparation and design of the Building N2 Plans and the Building N3 Plans in excess of the specified amounts set forth in Exhibit G-1.

(e) Substantial Completion.

Landlord’s N2 Work, Tenant’s N2 Work, Landlord’s N3 Work and Tenant’s N3 Work, as applicable, shall be deemed to be substantially complete if such work is completed in compliance with the Building N2 Plans or Building N3 Plans, as applicable, and all applicable laws and regulations, subject only, following Tenant’s inspection thereof, to adjustments, cosmetic finishing work or “punch list” items for such work remaining incomplete.

By no later than ten (10) days after Landlord notifies Tenant of its completion of Landlord’s N2 Work, Tenant’s N2 Work, Landlord’s N3 Work or Tenant’s N3 Work, as applicable, the Tenant shall inspect such work and furnish to the Landlord a punch list of such items of construction which are then incomplete or defective and which require correction by the General Contractor. The Landlord agrees to use its commercially reasonable efforts to cause such punch list items to be corrected within thirty (30) days of receipt of the punch list, or such longer period as is reasonably required if the nature of the corrective work cannot be performed within thirty (30) days.

If the Building N2 Work or the Building N3 Work, as applicable, is delayed for any of the reasons set forth in parts (i) through (v) below (each, a “Tenant Delay”), the Building N2 Work or the Building N3 Work, as applicable, shall be deemed to have been substantially completed at the time it would have been completed if not for such delay: (i) a material default or delay in meeting a deadline by Tenant under the terms of this Lease; (ii) changes to any of Building N2 Plans or the Building N3 Plans requested by Tenant after approval of same by Landlord (which delay shall be identified by Landlord at the time of Landlord’s approval); (iii) a request by Tenant for materials, fixtures or installations other than those in Landlord’s building standard or those contained in the Building N2 Plans or Building N3 Plans, as applicable, or as set forth in Exhibit G-1 or Exhibit G-2 (which request shall be identified by Landlord at the time of Landlord’s approval); (iv) the performance of any work or installations by Tenant or by contractors hired by Tenant; or (v) any other act or omission caused by or on behalf of Tenant, its contractors, agents, servants or employees which delay the construction, including the failure of Tenant to have used commercially reasonable efforts to cooperate in reaching the specified benchmarks by the applicable deadlines set forth in the Master Timeline or the Building N3 Master Timeline as applicable, but excluding any bona fide action by Tenant exercising its expressly granted rights pursuant to the terms of this Lease which has the effect of causing such a delay.

If the Building N2 Work or the Building N3 Work, as applicable, is delayed for any of the reasons set forth in parts (i) through (v) below (each, a “Landlord Delay”) such that the said Work is not complete by forty-five (45) days after the completion date for such work as set forth in the Building N2 Master Timeline with respect to the Building N2 Work and with respect to the Building N3 Work, the completion date for such work as set forth in the Building N3 Master Timeline, Tenant shall be granted a one (1) day credit of Annual Fixed Rent (calculated based on 61,895 rental rentable square feet) for each one (1) day of Landlord Delay beyond such forty-fifth (45th) day, such credit to be immediately applicable to any Annual Fixed Rent due Landlord from Tenant (i) a material default or delay in meeting a deadline by Landlord under the terms of this Lease; (ii) changes to any of Building N2 Plans or the Building N3 Plans requested by Landlord after approval of same by Landlord; (iii) a request by Landlord for materials, fixtures or installations other than those contained in the Building N2 Plans or Building N3 Plans, as applicable, or as set forth in Exhibit G-1 or Exhibit G-2 or (iv) any other act or omission caused by or on behalf of Landlord, its contractors, agents, servants or employees which delay the construction, including the failure of Landlord to have used commercially reasonable efforts to cooperate in reaching the specified benchmarks by the applicable deadlines set forth in the Master Timeline, but excluding any action by Landlord exercising its rights pursuant to the terms of this Lease.

(f) Allowance.

The Landlord will provide a tenant improvement allowance (the “Allowance”) to the Tenant in the amount of twenty dollars ($20.00) per rentable square foot for Building N2 (the “N2 Allowance”) and thirty dollars ($30.00) per rentable square foot for Building N3 (the “N3 Allowance”). In addition, where specifically indicated on Exhibit G-1, Landlord’s obligation to complete Landlord’s Work at Landlord’s sole cost and expense shall be subject, for the construction line items indicated as subject to a cost cap, to an amount not to exceed the amount specified (each construction item listed on Exhibit G-1 so indicated, a “Cost Cap Item”, and each such cost cap, an “Item Cost Cap”). All expenses incurred by and/or billed to Landlord in the performance of (i) Tenant’s Work in excess of the N2 Allowance and the N3 Allowance, as applicable and (ii) for Landlord’s Work for Cost Cap Items in excess of the applicable Item Cost Cap shall each be payable to the Landlord on an ongoing basis promptly upon submission to Tenant of reasonably detailed invoices and related documentation for the applicable Building and Cost Cap Item, as applicable, and within sufficient time to pay such invoices on a timely basis and before they are due. The cost of space planning, architectural work, engineering work and a commercially reasonable construction management fee (not to exceed three percent (3%)) for Landlord’s management company, which are incurred in connection with the performance of the Tenant’s Work for each Building shall be included as part of the applicable Allowance for that Building. With respect to Building N2 the construction management fee shall not exceed one hundred and eight thousand dollars ($108,000.00).

2.9 Prior Access. At times reasonably designated by Landlord, Tenant shall have access to the Premises for the purpose of furniture and equipment installation; provided, however, that any entry onto any portion of the Property or the Premises by the Tenant shall be subject to all of the terms and provisions of this Lease other than the provisions requiring the Tenant to pay Annual Fixed Rent, Tenant’s Tax Expense Allocable to the Premises and Tenant’s Operating Expenses Allocable to the Premises, or any other Additional Rent none of which shall be payable for the applicable Building for the period prior to the Commencement Date of said Building. Without limiting the generality of the foregoing, the Security Deposit shall be paid or delivered to the Landlord prior to any entry onto the Premises by the Tenant to begin preparation for Tenant’s occupancy, which alterations and additions shall be subject to all of the remaining terms and conditions of this Lease.

3. Rent and Other Payments-, Security Deposit.

3.1 Annual Fixed Rent.

(a) From and after the applicable Commencement Date, the Tenant shall pay, without notice or demand, monthly installments of one-twelfth (1/12th) of the Annual Fixed Rent in effect and applicable to the Premises in advance on the first day of each calendar month during the Term (except for any monthly rental payment due for any partial month at the beginning of the Term, which shall be paid on the Commencement Date) for each full calendar month of the Term and of the corresponding fraction of said one-twelfth (1/12th) for any fraction of a calendar month at the beginning or end of the Term. The Annual Fixed Rent applicable to the Premises during the Initial Term shall be as set forth in Exhibit A; provided, however, that, notwithstanding Exhibit A, the terms of Subsections 3.1 (b) and (c) shall govern the applicable time periods specified therein. The Annual Fixed Rent applicable to the Premises during the Extension Term shall be as provided for by Section 2.5, and the Annual Fixed Rent for any First Offer Space shall be as provided for by Sections 2.7.

(b) From the N2 Commencement Date through the same day of the month occurring in the fourth month thereafter, Tenant shall pay Annual Fixed Rent with respect to Building N2 on only 40,000 rentable square feet of space regardless of how much or less of the Building N2 space Tenant may then occupy; however, Tenant shall pay utility costs and all Additional Rent including, but not limited to, Tenant’s Tax Expense and Tenant’s Operating Expenses, allocable to all of Building N2 for the aforesaid time period. Effective as of the day after said fourth month anniversary, Tenant shall pay the Annual Fixed Rent and Additional Rent as well as all utilities for all of Building N2. Effective as of the N3 Commencement Date, Tenant shall pay Annual Fixed Rent, Additional Rent as well as all utilities for all of the Premises.

(c) In the event that the lease of Quinn Printing for Building N3 shall have expired or been terminated at any time after the N2 Commencement Date then Tenant shall pay an interim base rental of $4.25 per annum per rentable square foot on a monthly basis from said date of expiration or termination through the earlier of (i) January 31, 2009 or (ii) the N3 Commencement Date for the entire Building N3 Premises less any areas of Building N3 which Landlord is able to lease on short term basis during said time but only for so long as such short term leases extends.

3.2 Real Estate Taxes. From and after the Commencement Date, during the Term, the Tenant shall pay to the Landlord, as Additional Rent, Tenant’s Tax Expense Allocable to the Premises (as such term is hereinafter defined), in accordance with this Section 3.2. The capitalized terms used in this Section 3.2 are defined as follows:

(a) “Tax Year” means the 12-month period beginning July 1 each year or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(b) “Tenant’s Tax Expense Allocable to the Premises” means, for any Tax Year, the Real Estate Taxes for the Tax Year, multiplied by Tenant’s Proportionate Share. Prior to the N3 Commencement Date Tenant’s Proportionate Share shall be deemed to be thirty-eight and three one-hundredths percent (38.03%).

(c) “Real Estate Taxes” means all taxes and special assessments payable by Landlord under Section 1(a) of the Master Lease of every kind and nature assessed by any governmental authority on the Property and reasonable expenses of any proceedings for abatement of such taxes including appeals thereof, less the amount of any abatement or refund received with respect to any period during the Term (or less a prorated portion thereof, if only a portion of the period is within the Term). The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest thereon) of such special tax or special assessment (which shall be payable over the longest period permitted by law) required to be paid during the Tax Year in respect of which such taxes are being determined. There shall be excluded from such taxes all penalties and late fees except to the extent due to the action or inaction of Tenant, and all income, estate, succession, inheritance, excess profit, franchise and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on the Landlord a capital levy or other tax on the gross rents received with respect to the Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so based, shall be deemed to be included within the term “Real Estate Taxes.”

Payments by the Tenant on account of the Tenant’s Tax Expense Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent and shall be equal to one-twelfth (1/12) of the Tenant’s Tax Expense Allocable to the Premises for the current Tax Year as reasonably estimated by the Landlord, and communicated in writing to Tenant annually in advance.

Annually, the Landlord shall render to the Tenant a statement in reasonable detail showing for the preceding calendar year or fraction thereof, as the case may be, Real Estate Taxes on the Property and any abatements or refunds of such taxes received during such period with respect to any period included wholly or partially within the Term, together with, copies of all applicable tax bills for the Property, and the Landlord’s calculations of Tenant’s Tax Expense Allocable to the Premises. The Landlord shall render the statement not later than one hundred twenty (120) days after the end of each calendar year or fraction thereof during the Term or fraction thereof at the end of the Term. Expenses incurred in obtaining any tax abatement or refund may be charged against such tax abatement or refund before the adjustments are made for the Tax Year, unless previously included in Real Estate Taxes used to calculate Tenant’s Tax Expense Allocable to the Premises. If at the time such statement is rendered it is determined with respect to the applicable Tax Year or Years that the Tenant has paid (i) less than the Tenant’s Tax Expense Allocable to the Premises or (ii) more than the Tenant’s Tax Expense Allocable to the Premises, then, in the case of (i) the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amount of such underpayment and, in the case of (ii) the Landlord shall credit the amount of such overpayment against the monthly installments of the Tenant’s Tax Expense Allocable to the Premises next thereafter coming due or, if such amount exceeds a monthly installment, then the balance shall be credited against the next monthly installments of Annual Fixed Rent. If the Term has expired and the Tenant has no further obligation to the Landlord, however, the Landlord shall refund such overpayment to the Tenant within thirty (30) days. To the extent that Real Estate Taxes may be payable to the taxing authority in installments with respect to periods less than a Tax Year, the statement to be furnished by the Landlord shall be rendered and payments made on account of such installments.

3.3 Operating Expenses. From and after the Commencement Date, during the Term the Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Operating Expenses Allocable to the Premises, as hereinafter defined, in accordance with this Section 3.3. The capitalized terms used in this Section 3.3 are defined as follows:

(a) “Tenant’s Operating Expenses Allocable to the Premises” means, for any calendar year, the Operating Expenses for the Property for such calendar year, multiplied by Tenant’s Proportionate Share; provided, however, that with respect to any Operating Expense solely allocable to the Premises and not to Building N1 as determined in Landlord’s reasonable discretion, Tenant’s Operating Expenses Allocable to the Premises shall include 100% of such Operating Expense allocated to the Premises. Prior to the N3 Commencement Date Tenant’s Proportionate Share shall be deemed to be thirty-eight and three one-hundredths percent (38.03%). With respect to any Operating Expense reasonably allocable exclusively to Building N1 and directly involving Building N1 itself as opposed to Property Common Areas, Tenant’s Operating Expenses allocable to the Premises shall not include any of such Operating Expense applicable to Building N1 unless Tenant is leasing space in Building N1, in which case such Operating Expense allocable to Building N1 shall be allocated to the Tenant based on the percentage of the rentable area of Building N1 then leased to Tenant, pro rated as applicable for any partial year occupancy of such space by Tenant.

(b) “Operating Expenses” means any and all of the Landlord’s cost of operating, managing, cleaning, equipping, policing, replacing, repairing, lighting, heating and cooling the Property, providing sanitation and sewer and other services to the Property, and maintaining the Property, which shall include, without limitation: the cost of providing or causing to be provided the services to be provided hereunder; all utility costs, including but not limited to heating, ventilation and air conditioning (HVAC), sprinklering and cleaning charges associated with the Property Common Areas; electricity for the operation of any machine, appliance or device used for the operation of the Premises or any one or more of the Buildings and lighting of all Property Common Areas including outside lighting, the lighting of enclosed Property Common Areas and lighting of signs; surcharges levied upon or against parking spaces or areas, mass or public transportation, payments towards mass transit or car pooling facilities or otherwise as required by local, state or federal governmental authorities; costs and expenses in connection with maintaining federal, state or local governmental ambient air and environmental standards; the cost and expense of landscaping, gardening and planting, irrigating, cleaning, painting (including line painting), decorating, paving, lighting, sanitary control, removal of snow, ice, trash, garbage, and other refuse, including costs relating to trash compactors; maintenance, repair and replacement of parking areas, sidewalks, curbs, guardrails, bumpers, fences, screens, flagpoles and bicycle racks and costs incurred in the expansion of the access road(s) to the Property; maintenance, repair and replacement of utility systems serving the Property Common Areas including but not limited to water, sanitary sewer, drainage and storm water lines an other utility lines, pipes and conduits; the cost of maintaining restrooms included in the Property Common Area of Building N1 if and to the extent the Premises includes any space in Building N1 at the time; premiums for insurance with respect to the property which shall include any and all insurance that Landlord shall deem to be reasonable, including, but not limited to, all risk, general liability, excess liability, rent loss, business interruption, boiler and equipment, and flood and earthquake; the amount deductible from any insurance claim of the Landlord (but only in the event of an actual claim paid and settled); wages, salaries, fees and costs to Landlord of all Persons engaged in connection therewith including, without limitation, such portion of the Landlord’s property manager’s and tenant coordinator’s salary attributable to the building and anyone directly engaged in operating, maintaining or cleaning the Property including the parking facilities located thereon, including taxes, insurance, and benefits relating thereto, but excluding salaries of the other management level employees of Landlord who are not entirely engaged at the Premises, with such expenses to be fairly allocated in the event any such person works on other sites as well as on the Premises; the cost of maintaining a business office for the purpose of operating the Property; accounting and auditing fees directly attributable to the Property; administrative costs, landscaping and maintenance; steam, water, sewer, gas, oil and electricity, and other utility charges, excluding such utility charges either separately metered or separately chargeable to tenants or Tenant whether for additional or special services or otherwise; costs of building and cleaning supplies; rental costs for equipment used in operating, cleaning, maintaining or repairing the Property; snow removal; security, if any; cost of maintenance, repairs and replacements (other than repairs and replacements reasonably collectible from contractors under guarantees, including without limitation capital expenditures for repairs, replacements and improvements), and with respect to the Building N3 window replacement only (pursuant to Exhibit G-1), Landlord may include the cost of such work amortized over the full Lease Term (as extended) at an interest rate of eight percent (8%) as an Operating Expense, payments under service contracts with independent contractors for services provided in connection with the operation, cleaning, maintenance, and repair of the Property, but only to the extent that such expenses would otherwise be properly included in Operating Expenses hereunder; reasonable management fees (not to exceed four percent (4%) of gross receipts derived from the Property); and all other reasonable expenses paid in connection with operation, cleaning, maintenance and repair of the Property. Notwithstanding the foregoing, Operating Expenses shall not include the items specified in Exhibit F.

Payments by the Tenant on account of the Tenant’s Operating Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to the Landlord shall be an amount from time to time reasonably estimated by the Landlord and communicated in writing to Tenant no less than approximately thirty (30) days in advance of such calendar year, to be sufficient to aggregate a sum equal to the Tenant’s Operating Expenses Allocable to the Premises for each calendar year; however, Landlord shall be permitted to adjust such amount one additional time during each calendar year.

Annually, the Landlord shall render to the Tenant a statement in reasonable detail (including with respect to the allocation of Operating Expenses for the Property among the Buildings and Property Common Areas expense), showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses for the Property and the Tenant’s Operating Expenses Allocable to the Premises. The Landlord shall deliver the statement within approximately one hundred twenty (120) days after the end of each calendar year or fraction thereof during the Term or fraction thereof at the end of the Term. Said statement to be rendered to the Tenant also shall show for the preceding calendar year or fraction thereof, as the case may be, the amounts of Operating Expenses already paid by the Tenant. If at the time such statement is rendered it is determined with respect to the immediately preceding calendar year that the Tenant has paid (i) less than the Tenant’s

Operating Expenses Allocable to the Premises or (ii) more than the Tenant’s Operating Expenses Allocable to the Premises, then, in the case of (i) the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amounts of such underpayment and, in the case of (ii) the Landlord shall credit the amount of such overpayment against the monthly installments of the Tenant’s Operating Expenses next thereafter coming due. If the Term has expired and the Tenant has no further obligation to the Landlord, however, the Landlord shall refund such overpayment to the Tenant within thirty (30) days.

The Tenant, its accountants and representatives, shall have the right, at the Tenant’s expense, on not less than five (5) business days’ prior written request by the Tenant to the Landlord, to examine, audit and copy (at the Tenant’s expense) at the Landlord’s offices, as long as such offices are located within one hundred (100) miles of the Premises, during normal business hours, the Landlord’s books and records pertaining to the Operating Expenses and/or Real Estate Taxes for the Property, to enable the Tenant to verify the accuracy of the Operating Expenses and/or Real Estate Taxes for the Property shown on a Landlord’s statement for the prior year. If Landlord’s offices are not within said 100 mile radius, Landlord shall deliver to Tenant within five (5) business days copies of all such books and records pertaining to the Operating Expenses at issue. Any such audit shall be conducted within 120 days from Tenant’s receipt of Landlord’s statement showing in reasonable detail the expenses incurred during the preceding calendar year or fraction thereof. The Landlord agrees to keep its books in accordance with generally accepted accounting principles consistently applied and in such manner as shall reasonably make possible the verification of the Operating Expenses and Real Estate Taxes for the Property. The costs of any audit referred to herein shall be borne by the Tenant. Landlord reserves the right to dispute the results of Tenant’s audit or examination. If, after such an audit or examination, it is determined that there has been an overpayment by Tenant to Landlord, Tenant shall have the right to credit such overpayment against Tenant’s Operating Expenses next coming due, and if such determination is that Tenant has been overcharged by more than five percent (5%) for Tenant’s Operating Expenses Allocable to the Property, Landlord shall promptly reimburse Tenant for the cost of such audit or examination. If Tenant does not commence such audit and notify Landlord in writing of any alleged discrepancy in Operating Expenses within the aforesaid 120 days, such expenses as are set forth in Landlord’s annual statement shall be binding upon Tenant and may not thereafter be disputed by Tenant.

3.4 Utility Charges. During the Term, the Tenant shall pay on or before the date the same are due directly to the provider of the service, all separately metered charges for steam, heat, gas, electricity, water, sewer, fuel and other services and utilities furnished to the Premises. If any of such services are either submetered for the Premises or are not separately metered to Tenant, then Tenant shall pay its pro rata share, as reasonably determined and billed by the Landlord. Landlord will send Tenant a monthly estimated bill for each of such services by the fifteenth of each month, which bill will be due and payable by Tenant by the first day of the next succeeding month. Landlord will no less frequently than annually reconcile such monthly payments against the actual bills received by it for such services and all over or under payments shall be handled in the same manner as is set forth in the next to last paragraph of Section 3.3 (b) hereof.

3.5 Above-standard Services. If the Tenant requests and the Landlord elects to provide any services to the Tenant in addition to those expressly provided for herein, the Tenant shall pay to the Landlord, as Additional Rent, the amount billed by the Landlord for such services at the

Landlord’s standard market rates as from time to time in effect and reasonably established. If the Tenant has requested that such services be provided on a regular basis, the Tenant shall, if requested by the Landlord, pay for such services at the time and in the fashion in which Tenant’s Operating Expenses Allocable to the Premises are payable. Otherwise, the Tenant shall pay for such additional services within thirty (30) days after receipt of an invoice from the Landlord

3.6 No Offsets. Except as expressly otherwise provided to the contrary in this Lease, Annual Fixed Rent and Additional Rent shall be paid by the Tenant without any offset, abatement or deduction whatsoever.

3.7 Net Lease. The Tenant and the Landlord understand and agree that this Lease is a fully net lease and that the Annual Fixed Rent payable hereunder is absolutely net to Landlord, excepting only Landlord’s obligations to pay Basic Rent under the Master Lease and any other obligations of Landlord set forth in this Lease. The total rent payable under this Lease shall be deemed to include the aggregate of (i) the Annual Fixed Rent, (ii) Additional Rent and (iii) all other rent, charges, fees, and costs allocable to Tenant pursuant to the terms of this Lease.

3.8 Security Deposit.

(a) In this Section 3.8, the following definitions apply:

“Original Amount” means the dollar amount resulting from multiplying nineteen dollars ($19.00) times the number of square feet in the Rentable Floor Area of the Premises.

“Letter of Credit” means any original Letter of Credit, and any substitute, replacement, or additional letter of credit.

“Tenant Guarantor” means Expedia, Inc., a Washington corporation.

“Tenant Guaranty” means that certain Guaranty Agreement to be executed and delivered to Landlord by Tenant Guarantor in the form of Exhibit M attached hereto

“Tenant Transfer” means either (i) a transaction with an entity into or with which the Tenant is merged, acquired consolidated or reorganized, or in connection with which all or substantially all of Tenant’s assets are transferred, by sale of stock or assets or (ii) a transaction with any entity which controls or is controlled by the Tenant or is under common control with the Tenant.

(b) Simultaneously with the execution of this Lease, Tenant Guarantor shall execute and deliver to Landlord the Tenant Guaranty. The Tenant Guaranty shall expire and terminate upon a Tenant Transfer and the giving of a Tenant Guarantor Notice as set forth below. Not less than thirty (30) days prior to any Tenant Transfer in connection with which Tenant Guarantor desires to have the Tenant Guaranty terminate, Tenant Guarantor shall send written notice to Landlord of (i) such planned Tenant Transfer and (ii) Tenant Guarantor’s election to terminate the Tenant Guaranty (such notice, a “Tenant Guarantor Notice”). Upon a Tenant Transfer, following the giving of the Tenant Guarantor Notice, the Tenant Guaranty shall automatically expire and terminate, and be of no further force or effect, and all obligations of Tenant Guarantor thereunder and under this Lease, and all obligations of Tenant with respect to Tenant Guarantor, shall be and hereby are automatically terminated, and shall be of no further force or effect.

(c) Immediately upon the termination of the Tenant Guaranty as permitted above, the Tenant shall deliver to and deposit with the Landlord a security deposit (the “Security Deposit”) consisting of either (i) cash in the Original Amount or (ii) an irrevocable, unconditional, absolutely “clean” Letter of Credit in the face amount equal to the Original Amount running to the Landlord as the sole beneficiary, which Letter of Credit shall in all ways be satisfactory to the Landlord in its reasonable discretion. Any Letter of Credit shall have a stated duration of and shall be effective for at least one year with provision for automatic successive annual one-year extensions during the Lease Term and for sixty days thereafter provided that Tenant may replace said letter of credit by no later than thirty days before its termination. If Landlord has neither received a written notice of renewal from the issuing bank nor a replacement Letter of Credit satisfying the requirements hereof by no later than thirty (30) days before termination, then Landlord may draw down the full amount covered by said Letter of Credit and may hold said amount as a cash Security Deposit hereunder, until it receives a satisfactory replacement Letter of Credit. Unless the Security Deposit consists of cash, the Tenant shall keep the Letter of Credit in force throughout the Lease Term and for thirty (30) days after the expiration date or the earlier termination of the Term, except that if such earlier termination is based on the Tenant’s default, the Tenant shall keep the Letter of Credit in force until thirty (30) days after the date when the Term would have expired had it not been earlier terminated. Unless the Security Deposit consists of cash, the Tenant shall deliver to the Landlord a renewal Letter of Credit no later than thirty days prior to the expiration date of any Letter of Credit issued under this Section 3.8, and if the Tenant fails to do so, the Landlord may draw the entire amount of the expiring Letter of Credit and hold the proceeds in cash as the Security Deposit. If the Security Deposit consists of a Letter of Credit, the Letter of Credit shall be issued by a Boston commercial bank or a national commercial bank with an office in Boston (or other bank approved by the Landlord, such approval not to be unreasonably withheld, conditioned or delayed) which has capital assets of at least $250,000,000 and capital reserves of at least $7,000,000, and which is a member of the Federal Reserve System.

(d) If, and as soon as, there shall exist an Event of Default under this Lease (and on the occasion of each Event of Default if there shall be more than one), after the expiration of all applicable cure periods, the Landlord may draw upon the Security Deposit at any time and from time to time in such amount or amounts as may be necessary to cure the default(s) or to reimburse the Landlord for any sum(s) which the Landlord has spent to cure the default(s), and if the Landlord has terminated this Lease due to the Tenant’s default(s), the Landlord may also draw upon the Security Deposit in such amount (or all) as may be necessary to obtain any amounts from time to time owed to the Landlord by the Tenant after termination. In the case of each such drawing (except a drawing occurring after termination or expiration of this Lease), the Tenant shall, on demand, cause the Security Deposit to be reinstated to the full amount that was required by this Lease prior to the drawing (or, in the case of a Letter of Credit, cause a similar Letter of Credit, aggregating said full amount, to be issued to the Landlord). If at the end of the Lease Term, no Event of Default shall exist, the

Security Deposit, or any balance thereof, shall be returned to the Tenant within forty-five (45) days or if at the end of the Term of this Lease, an Event of Default shall exist, then any portion of the Security Deposit not necessary to cure said Event of Default shall be returned to Tenant within such time but not otherwise. The Landlord shall have the right, if an Event of Default occurs, following the expiration of all applicable cure periods, to draw on that portion of the Security Deposit necessary to cure an Event of Default as long as partial drawings are permitted thereunder (and Tenant shall be required to provide for partial drawings against any Letter of Credit issued pursuant hereto); otherwise, Landlord shall hold the proceeds thereof (without interest payable to the Tenant) to be applied from time to time against damages and losses. The Landlord shall be entitled to commingle any cash or the proceeds of any Letter of Credit provided to the Landlord as the Security Deposit with other funds of the Landlord, and shall not be obligated to pay interest on the deposit to the Tenant. If the Landlord conveys the Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, may be turned over by the Landlord to the Landlord’s transferee, and, if so turned over, the Tenant agrees to look solely to such transferee for proper application of the Security Deposit in accordance with the terms of this Lease and the return thereof in accordance therewith.

(e) If the Security Deposit consists of a Letter of Credit, upon the request of the Landlord, from time to time, the Tenant shall make arrangements satisfactory to the Landlord in its reasonable discretion for the transfer of Letter of Credit to any successor landlord or to landlord’s lender, and from any such lender to the Landlord or any successor lender provided that Tenant shall not be responsible to pay any fee required in connection with any such transfer of the Letter of Credit due to the request of the Landlord more often than annually during the term of this Lease.

4. Alterations.

4.1 Consent Required for Tenant’s Alterations. The Tenant shall not make alterations or additions to the exterior of the Premises, unless the Tenant shall have first obtained the Landlord’s prior written consent thereto and approval of the plans and specifications in each case, which consent the Landlord shall not unreasonably withhold, except that the Landlord’s prior written consent shall not be required for Minor Alterations. For purposes hereof, “Minor Alterations” shall consist of alterations and additions to the Premises that are not alterations or additions to the exterior of the Premises, including, without limitation, the roof thereof, structural alterations or additions, or alterations or additions to the Base Building Systems (as hereinafter defined) and that will not cost more than $50,000 to perform, provided that Tenant on each occasion notifies Landlord in advance of all alterations and on each occasion supplies plans and specifications if applicable, whether or not these are deemed to be Minor Alterations. Prior to commencing any alterations or additions, Tenant shall submit to Landlord copies of all permits, approvals and plans relating to the performance of such work. In the case of Minor Alterations, such plans may be “schematic plans” and need not have been prepared or certified by an engineer or architect. Upon commencing any alterations or additions, the Tenant shall diligently prosecute the same until completion. The Tenant shall, in all events, deliver a complete set of as-built plans to the Landlord upon completion of any alterations or additions for which plans are required, whether or not the plans therefor are required to be approved by Landlord hereunder.

Notwithstanding the foregoing, if any additions, alterations or improvements shall change the general character of the Premises or substantially change the basic structure of the Premises or any other improvement included therein or adversely affect the value of the Property, the Tenant may make such alterations, addition or improvement only with the prior written approval of the Master Landlord and of the Landlord. In the event that the consent of the Master Landlord is required hereunder for any such addition, alterations or improvements, Landlord will exercise reasonable efforts to obtain any such consent.

4.2 Ownership of Alterations. Except as otherwise expressly provided in this Section 4.2, and excepting also Tenant’s Work, which Tenant shall not be required to remove unless Landlord notifies Tenant otherwise at the time of Landlord’s approval of Tenant’s Plans, all alterations and additions shall be part of the Premises and owned by the Landlord, unless at the time of the Landlord’s approval of the plans and specifications therefor, the Landlord shall specify in writing that such alterations or additions may or shall be removed upon termination or expiration of this Lease. By no later than twenty (20) days prior to the anticipated time of commencement of work on any such alteration or addition the Tenant may submit a written request to Landlord seeking Landlord’s determination whether such item is to be removed at the expiration or earlier termination of this Lease. All equipment and personal property not attached to the Premises and trade fixtures susceptible of being removed from the Premises without substantial injury thereto shall remain the property of the Tenant and shall be removed by the Tenant upon termination or expiration of this Lease. The Tenant shall repair any damage caused by the removal of any alterations, additions, trade fixtures or personal property from the Premises.

4.3 Construction Requirements for Alterations. All construction work by the Tenant shall be done at the Tenant’s sole cost and expense except as expressly otherwise set forth herein and in a good and workmanlike manner, employing only materials of equal or better quality than those installed in the Premises as of the Commencement Date, and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Premises and the Rules and Regulations. The Landlord or the Landlord’s authorized agent may (but without any implied obligation to do so) inspect the work of the Tenant at reasonable times. Except for installation of furnishings and Minor Alterations, all of the Tenant’s alterations and additions and installation of furnishings shall be performed by contractors or workers first approved by the Landlord, which approval the Landlord agrees not to unreasonably withhold, delay or condition. The Tenant, before starting any work, shall secure all licenses and permits necessary therefor and, except as to any Minor Alterations, shall deliver to the Landlord a copy of all such licenses and permits (and, upon completion, a copy of the certificate of occupancy (if required by applicable law)). The Tenant also shall deliver to the Landlord a copy of the building permit and certificate of occupancy for any Minor Alterations for which they are required by applicable law. The Tenant shall cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractors’ and subcontractors’ employees and comprehensive general public liability insurance with limits not less than $1,000,000 (individual) $3,000,000 (occurrence) (all such insurance to be written in companies reasonably approved by the Landlord and naming as additional insureds the Landlord, the Landlord’s managing agent, any ground lessor or mortgagee of whose identity the Tenant shall have been given notice, and the Tenant, as well as the contractors), and to deliver to the Landlord certificates of all such insurance. Each policy of general public liability insurance shall be non-cancelable and non-amendable with respect to the Landlord, and any such ground lessors and mortgagees without 30 days’ prior notice to the Landlord, and such ground lessors and mortgagees. At the Landlord’s request, the Tenant shall, before work is started on any improvements or alterations made by the Tenant, secure assurances reasonably satisfactory to the Landlord protecting the Landlord against claims arising out of the furnishing of labor and materials therefor. In the course of any work being performed by the Tenant on or about the Property, the Tenant agrees to use labor compatible with that being employed by the Landlord for work on the Property and not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing services on the Property.

4.4 Payment for Tenant Alterations. The Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by the Tenant, its agents, employees or independent contractors, and to prevent any liens for labor or materials performed or furnished in connection therewith from attaching to the Premises or the Property and promptly to discharge (whether by payment, bonding off or otherwise) any such liens which may so attach. If any such lien shall be filed against the Premises or the Property and the Tenant shall fail to cause such lien to be discharged within five (5) business days after receipt of notice of the filing thereof, the Landlord may cause such lien to be discharged by payment, bond or otherwise, without investigation as to the validity thereof or as to any offsets or defenses which the Tenant may have with respect to the amount claimed. The Tenant shall reimburse the Landlord, upon demand, as Additional Rent, for any reasonable cost so incurred, including, without limitation, reasonable attorneys’ fees in connection therewith, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the default of the Tenant in not discharging such lien. Provided Landlord is not primarily at fault for the expense, lien, claim, liability or damages at issue, or in violation of the terms of this Lease with respect to the particular matter at issue, Tenant shall indemnify and hold the Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any alterations, additions or improvements by or on behalf of the Tenant, which obligation shall survive the expiration or termination of this Lease.

4.5 As Is. Except as expressly set forth in Section 2.8 and elsewhere in this Lease, Tenant is leasing the Premises in an “AS IS” condition, without any warranties, express or implied, with regard to the condition of the Premises, and the Landlord shall not make, is not hereby making and has not made any covenants, guaranties, representations or warranties, express, implied or by law, oral or written, of any kind or character, as to the nature, condition, construction, workmanship, state of repair, development, function, valuation, profitability, income, operations, expenses, tax consequences, title, availability of access, ingress or egress, compliance with laws, rules, regulations and ordinances, habitability, merchantability, or fitness, suitability or feasibility for any purpose of the Property. The Tenant has entered into this Lease without relying on any statement or representation by the Landlord or its agents, except as expressly provided herein. The Tenant represents and warrants that the Tenant has relied solely on its own expertise and that of its consultants in leasing the Premises.

5. Responsibility for Condition of Premises; Landlord’s Services.

5.1 Maintenance and Repair Obligations of the Landlord. (a) Except as otherwise provided in Article 8, the Landlord shall maintain, clean, repair and make all necessary replacements to (i) the Property Common Areas including, but not limited to, landscaping and parking lot matters, (ii) the Buildings other than the Premises and (iii) the roof, floor slabs, structural supports, and structure of the Premises (including the plumbing, mechanical, HVAC and electrical systems serving the Premises and other portions of the property, boiler, fire protection system, and exterior walls of the Premises), in each case as may be necessary to keep and maintain the same in good order, condition and repair, and in compliance with all applicable laws, orders, regulations and legal requirements, the cost of all of which, except HVAC pursuant to the following sentence, may be added to Operating Expenses. If any HVAC unit serving the Buildings N2 or N3 fails to operate during the first year following the N2 Commencement Date or N3 Commencement Date, as applicable, Landlord at its own cost and expense shall repair and replace such unit as good commercial business practice dictates, and such cost shall not be amortized or otherwise passed through as an Operating Expense to Tenant. However, the Landlord shall be responsible to maintain and repair the HVAC in good order, condition and repair to provide reasonably comfortable space temperatures and ventilation for occupants of the Premises in conformity with ASHRAE standards and all applicable laws and regulations, all of which costs may be included as Operating Expenses. Notwithstanding the foregoing, except as expressly provided in Exhibits G-1 or G-2 hereto, in no event shall Landlord be responsible for the repair of glass or the doors (or related finish work) in or along the exterior perimeter of the Premises. Landlord shall be responsible for the prompt repair and maintenance of all cracks in the exterior masonry of Buildings N2 and N3, which costs may be included in Operating Expenses.

Landlord further agrees to deliver the Premises to Tenant hereunder subject to the following conditions: (a) with each of the HVAC systems serving each of Buildings N2 and N3 in good working order and properly maintained as of the applicable Commencement Date, (b) with each of the boiler systems serving each of Buildings N2 and N3 in good working order and properly maintained as of the applicable Commencement Date, and, on Tenant’s request, Landlord shall provide Tenant with all information and documentation regarding the maintenance and repair of such systems as Tenant requests, and (c) with all of the electrical equipment serving each of the Buildings in good working order, properly maintained as of the applicable Commencement Date and not in violation of the applicable legal requirements including building codes, and on Tenant’s request, Landlord shall provide evidence of same, which may be satisfied by the opinion of a professional electrician.

5.2 Maintenance and Repair Obligations of Tenant; Surrender. The Tenant shall keep neat and clean and maintain in good order, condition and repair the Premises, excepting only reasonable wear and tear and damage by fire or other casualty and as a consequence of the exercise of the power of eminent domain, and those repairs and replacements for which the Landlord expressly is responsible pursuant to Section 5.1. Without limiting the generality of the foregoing, the Landlord, at Tenant’s expense, shall be responsible for maintenance and repair of the mechanical, electrical, plumbing, boiler and HVAC systems exclusively serving either or both of Buildings N2 and/or N3 (the “Base Building Systems”), in each case as may be necessary to keep and maintain the same in good order, condition and repair and in conformity with ASHRAE standards and all applicable laws and regulations, and the Landlord, at the Tenant’s expense, shall enter into and maintain at all times a regular periodic servicing contract for the boiler systems and for the HVAC rooftop units on Buildings N2 and/or N3 in the Landlord’s reasonable discretion. The Landlord hereby acknowledges that if the boiler systems, electrical equipment, or the HVAC systems serving the Premises need to be replaced, the Tenant’s share of said expenditure shall be limited to its proportionate share of said expense based on the ratio of the number of years within the Lease Term (as it may be extended from time to time) at the time the replacement is made and the useful life of said capital expenditure. The parties hereto hereby agree that the useful life of a boiler shall be deemed to be thirty (30) years, the useful life of a transformer shall be deemed to be thirty (30) years and the useful life of a rooftop HVAC unit shall be deemed to be twenty (20) years. In the event that Landlord and Tenant are not able to agree on whether the transformer, boiler or rooftop unit should be replaced, a mutually designated unaffiliated third party certified electrical contractor, boiler contractor or HVAC contractor, respectively, having no less than ten (10) years of full time experience in the applicable profession shall make the binding final determination as to the most professionally sound course of action with respect to the particular piece of equipment. The Tenant covenants and agrees that, upon the termination or expiration of this Lease, the Tenant shall surrender the Premises and, to the extent required or permitted by Section 4.2, all alterations and additions thereto made by Tenant during the Term of this Lease, broom swept clean and in the aforesaid condition, first removing all goods and effects of the Tenant and, to the extent required or permitted by Section 4.2, all alterations and additions made by the Tenant and repairing any damage caused by such removal and restoring the Premises. The Tenant shall not permit or commit any waste, and the Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the roof and exterior walls of the Premises and Property Common Areas, reasonable wear and tear excepted, by any Tenant Responsible Party, which shall be payable to the Landlord upon demand as Additional Rent.

5.3 Landlord’s Services; Landlord Delay; Interruption. The Landlord shall provide lighting, maintenance and snow removal for the parking areas and landscaping maintenance services in and for the Property so as to maintain the Property in good and operational condition similar to that of comparable, well maintained office properties in the area in which the Property is located and in conformity with ASHRAE standards and all applicable laws and regulations. The cost of all such services shall be included in Operating Expenses. Landlord shall provide heating and cooling as may be required to provide reasonably comfortable space temperature and ventilation for occupants of the Premises. Landlord shall also provide hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes. The cost of such heating, cooling, hot water and cold water shall be paid by Tenant. In case the Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on the Landlord’s part by reason of any External Cause, the Landlord shall not be liable to the Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall the Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in the Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises; provided, however, if such interruption shall materially interfere with Tenant’s use of a material portion of the Premises and if this shall continue for more than twelve (12) consecutive days, annual Fixed Rent on the Premises shall be abated for the duration of any such delay or interruption after said twelve (12) day period. The Landlord also reserves the right to take any reasonable steps necessary to comply with applicable law, ordinances, codes and regulations. Provided Landlord is not at fault or in default of the provisions hereof, in no event shall the Landlord be liable to the Tenant for, nor, except as expressly otherwise provided in this Lease, shall the Tenant be entitled to any abatement or reduction of rent by reason of the unavailability of heat, light or any utility or any service, nor shall the same give rise to any claim in the Tenant’s favor that the same constitutes actual or constructive, total, or partial, eviction from the Premises.

5.4 ADA Compliance. The Tenant and the Landlord acknowledge that, in accordance with the provisions of the Americans with Disabilities Act of 1990 (42 U.S.C. §12101, as amended) and the regulations promulgated thereunder (the “ADA”), responsibility for compliance with the terms and conditions of the ADA may be allocated as between the Landlord and the Tenant. The Landlord and the Tenant therefore agree that the Landlord shall be responsible for compliance with the ADA to the extent applicable with respect to all entrances to each of the Buildings, the Property (excluding the Premises as it may be increased in area from time to time), and Property Common Areas, including, but not limited to, the sidewalks, parking areas and exterior walkways. Tenant, following satisfactory completion of Landlord’s Work and Tenant’s Work in compliance with the terms hereof, shall be responsible for compliance with the ADA with respect to the Premises and, except as provided above, all entrances into the Premises.

5.5 Signage. The Tenant shall have the exclusive right to install during the final thirty (30) days prior to the respective N2 and N3 Commencement Dates and thereafter to maintain (a) a principal sign for the Tenant’s business on the facade of Buildings N2 and N3 facing Needham Street and (b) such secondary signs as may be permitted by applicable law, ordinances and regulations, in either case so long as the Tenant complies with all applicable laws, ordinances and regulations and the Tenant obtains all licenses and permits therefor required by applicable laws, ordinances and regulations. Such signage may be the maximum size permitted under applicable codes. Any signage installed on the Property by the Tenant shall be installed by the Tenant in a good and workmanlike manner, using only new first-class materials, and such signage will be maintained at the Tenant’s sole expense in good condition and repair. The location and design of any exterior sign shall be subject to the Landlord’s prior written approval, not to be unreasonably withheld as long as the format and design of such signs shall be consistent with Landlord’s general criteria for exterior signage at the Property (such criteria are attached hereto as Exhibit J). Tenant shall have the right to install at it’s own expense, any interior signage in Buildings N2 and N3 as long as none of such signage is visible from the exterior of said Buildings.

5.6 Trash Removal. The Tenant shall be responsible for removal of all of the Tenant’s trash and refuse from the Property. The Tenant shall arrange for regular removal thereof so as to keep and maintain the Premises and the Property in neat, clean and good condition. The Tenant may install one or more trash receptacles outside the Premises, subject to the prior approval of Landlord as to size and location, which approval shall not be unreasonably withheld or delayed. Without limitation of the foregoing, the Tenant shall be responsible for proper disposal off the Property of all Hazardous Materials used or brought onto the Premises or the Property by the Tenant or any Tenant Responsible Party.

6. Certain Covenants.

6.1 Permitted Uses. The Tenant shall occupy the Premises only for the Permitted Uses, and shall not injure or deface the Premises or the Property, nor permit in the Premises any auction sale. The Tenant shall not permit in the Premises any nuisance or the emission from the Premises of any objectionable noise, odor or vibration, nor do or permit any act or thing on the Premises or the

Property which is contrary to any requirement of law, or which constitutes a public or private nuisance, or which might impair the value of the Property, or which is likely to invalidate or increase premiums for any insurance on the Premises or the Property or their contents (unless the Tenant agrees to pay the Landlord for the total increased cost of such premiums), or which is liable to render necessary any material alteration or addition to the Premises or the Property, nor commit or permit any waste in or with respect to the Premises or the Property. Tenant shall be allowed to operate in the Premises and use the Property Common Areas twenty-four (24) hours a day, three hundred sixty-five (365) days a year.

6.2 Laws and Regulations and Other Compliance. , Liens. The Tenant shall comply with all applicable laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, regulations, rules, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, foreseen or unforeseen, ordinary or extraordinary in effect from time to time applicable with respect to the Tenant’s specific use and occupancy of the Premises, including, without limitation, by making, any alterations to the Premises required as a result of the Tenant’s specific use and occupancy, subject to the provisions of this Lease regarding alterations by the Tenant. Without limitation of the foregoing, the Tenant shall comply with applicable local, state and federal laws, ordinances, regulations and orders relating to industrial hygiene, environmental protection, and public health and safety and any applicable permits, licenses, and other governmental or regulatory approvals regarding the discharge or emission of regulated materials or wastes in connection with Tenant’s specific operations and occupancy at the Premises. Tenant shall pay all costs related to such compliance, where such compliance requirements are triggered by Tenant’s specific use and are not triggered by the inherent character of the space as used for office uses, for which Landlord shall be responsible. The Tenant shall comply with all instruments of record which now or at any time hereafter may be applicable to the Premises or any part thereof, or any of the adjoining sidewalks, curbs, fences and vaults, if any, or the ownership or use of any thereof, of which Tenant has received actual written notice, provided that the same do not materially adversely affect the rights and remedies of Tenant pursuant to this Lease; conform to all requirements of all policies of insurance covering the Premises or insuring the Landlord or the Tenant in connection therewith and the standards recommended by the Boston Board of Fire Underwriters applicable to the Tenant’s use and occupancy of the Premises; and not do or permit to be done on or in connection with the Premises any act or thing which might impose any liability or responsibility upon the Landlord except those arising from Permitted Uses expressly permitted hereunder, in which case such uses may be exercised but Tenant hereby agrees that it assumes any and all liability or responsibility therefor; and not to subject the Premises to any mortgage, lien, encumbrance or charge, and to discharge any such mortgage, lien, encumbrance or charge which may so arise. The Tenant shall, at the Tenant’s sole cost and expense, obtain all permits, licenses and approvals required by any governmental authority for the Tenant’s specific use and activities for Permitted Uses on the Premises.

6.3 Rules and Regulations. The Tenant shall not unreasonably obstruct in any manner any portion of the Property not hereby leased; and shall comply with all reasonable rules and regulations of uniform application to all occupants of the Property now or hereafter made by the Landlord, of which the Tenant has been given notice, for the care and use of the Buildings, and the Property Common Areas (the “Rules and Regulations”). The initial Rules and Regulations are attached hereto as Exhibit E. The Landlord shall not be liable to the Tenant for the failure of other occupants of the Property to conform to any of the Rules and Regulations, but the Landlord shall enforce such Rules and Regulations in a non-discriminatory and uniform manner.

6.4 Safety Compliance. The Tenant shall keep the Premises equipped with all safety appliances required by law or ordinance or any other regulations of any public authority or reasonable insurance underwriting requirements of which the Tenant has been given reasonable prior notice and procure all licenses and permits so required because of such use and, if requested by the Landlord, do any work so required because of such use and such requirements, it being understood that the foregoing provisions shall not be construed to broaden in any way the Tenant’s Permitted Uses.

6.5 Landlord’s Entry. The Tenant shall permit the Landlord, its agents and any ground lessor and mortgagee, upon no less than 24 hours prior written notice except in the case of emergencies, to enter the Premises at all reasonable hours for the purpose of inspecting or of making repairs to the same, and for the purpose of showing the Premises to prospective purchasers, investors, ground lessors and mortgagees during normal business hours, and to prospective tenants during the last eighteen (18) months of the Term; however, prior to the last twelve (12) months of the Term the showings to prospective tenants may not take place between 9:00 A.M. and 5:00 P.M. on any Monday through Friday except if any such day is a holiday; and provided further, all showings of the Premises to prospective purchasers, investors, ground lessors and mortgagees shall be conducted with a Tenant representative present as long as such representative is made available therefor within a reasonable time after receipt of such notice. In connection with such entry, the Landlord shall exercise reasonable efforts to minimize any interference with the Tenant’s use of the Premises. In addition, the Master Landlord shall have the right to enter the Premises pursuant to Section 6 of the Master Lease.

6.6 Personal Property Tax. The Tenant shall pay promptly when due all taxes which may be imposed upon the Tenant’s personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

6.7 Assignment and Subleases.

(a) The Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of the Tenant, or used or occupied or permitted to be used or occupied, by anyone other than the Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting by the Tenant or any person acting on behalf of the Tenant (each of the foregoing, a “Transfer”), without, in each case, the prior written consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Landlord represents and warrants that no Master Landlord consent or approval is required with respect to any such Transfer. In the event that the Landlord consents to any subletting, no subtenant in any event shall be permitted to further assign, sublet or otherwise transfer its interest under this Lease, except in accordance with this section in any manner described in this paragraph (a). Subject to the provisions of paragraph (b) hereof, the provisions of this paragraph (a) shall apply, without limitation, to a transfer (by one or more transfers at once or over a period of time) of a controlling portion of or interest in the stock or partnership or membership interests or other evidences of equity interests of the Tenant as if such transfer were an assignment of this Lease; provided that if equity interests in the Tenant at any time are or become traded on a public stock exchange, the transfer of equity interests in the Tenant on a public stock exchange shall not be deemed an assignment within the meaning of this Section. Any costs incurred by Landlord associated with the Landlord’s approval of any sublease or assignment shall be wholly paid for by the Tenant. Notwithstanding the provisions hereof, but subject to paragraph (b) below, in the event that Tenant desires to vacate all or substantially all of Building N2 and Building N3 and proposes a Sublease or assignment for the said space Landlord shall have the option (but not the obligation) to terminate the Lease with respect to the space at issue in the applicable that Building effective upon the date of such proposed Sublease or assignment and continuing for the Term by giving Tenant notice of such termination within 15 business days after Landlord’s receipt of Tenant’s request.

(b) The provisions of paragraph (a) shall not apply to (and a Landlord consent shall not be required in connection with) either (x) transactions with an entity into or with which the Tenant is merged, acquired, consolidated or reorganized, or in connection with which all or substantially all of the Tenant’s assets are transferred, by sale of stock or assets or (y) transactions with any entity which controls or is controlled by the Tenant or is under common control with the Tenant (any of the foregoing being referred to herein as an “Affiliate Transfer”) provided that in any such event:

(i) in the event that Tenant’s financial condition and/or net worth at the time of a Transfer has deteriorated materially (i.e., more than twenty percent (20%)) from its condition as of the date hereof, then the successor to the Tenant shall have a net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the net worth of the Tenant on the date of this Lease,

(ii) evidence reasonably satisfactory to the Landlord both of compliance with the criteria set forth in clauses (x) or (y) above and of such net worth shall have been delivered to the Landlord at least ten (10) days prior to the effective date of any such transaction, and

(iii) the assignee agrees directly with the Landlord, by written instrument in form satisfactory to the Landlord in its reasonable discretion, to be bound by all the obligations of the Tenant hereunder, including, without limitation, the covenant against further assignment and subletting.

(c) Acceptance of Rent. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than the Tenant, whether or not in violation of the terms and conditions of this Lease, provided an Event of Default has occurred hereunder, the Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of the Tenant from the further performance of covenants on the part of the Tenant to be performed hereunder. Any consent by the Landlord to a particular subletting or occupancy shall not in any way diminish the prohibition stated in paragraph (a) or the continuing liability of the original named Tenant. No assignment or subletting hereunder shall relieve the Tenant from its obligations hereunder, and the Tenant shall remain fully and primarily liable therefor. No assignment or subletting shall expand the signage rights provided for by this Lease.

(d) In the event Landlord consents to any assignment or subletting fifty percent (50%) of any rent payable to Tenant in excess of the Annual Fixed and Additional Rent (i.e. Tax Increases and Operating Cost Increase payable by Tenant under this Lease) shall be the sole property of Landlord, payable as Additional Rent upon demand of Landlord.

6.8 Landlord Assignment, Hypothecation and Transfer. Landlord represents and warrants to Tenant that as of the date hereof it has not hypothecated, assigned or transferred all or any portion of its interest in this Lease or under the Master Lease, and covenants that it shall not hypothecate, assign or transfer all or any portion of its interest in this Lease or under the Master Lease without the prior written consent of Tenant; however the terms of this Section 6.8 shall not apply to (a) an assignment of Landlord’s rights in the Master Lease and in the Lease to a third party in connection with a sale by Landlord of its interest in the Property; (b) an assignment of Landlord’s rights in either or both of the Master Lease and/or the Lease to a lender of Landlord’s but only if said lender executes a subordination, non-disturbance and attornment agreement or appropriate variation thereof consistent with and pursuant to the terms of Section 11.1 hereof, or (c) a hypothecation, assignment or transfer of Landlord’s interest in either or both of the Master Lease and/or the Lease to the Master Landlord but only if this Lease shall remain in full force and effect subject to the remaining terms and conditions hereof, and the Master Landlord shall recognize the Tenant as the tenant under this Lease, and the Tenant shall attorn to the Master Landlord as landlord under this Lease.

7. Indemnity and Insurance.

7.1 Tenant’s Indemnity. To the maximum extent this agreement may be made effective according to law, and except as otherwise expressly provided in this Lease, the Tenant agrees to indemnify and save harmless the Landlord from and against all claims, loss, or damage of whatever nature to the extent (except to the extent that the same results from the negligence or intentional misconduct of Landlord, or the Landlord’s Responsible Parties (as hereinafter defined)): (i) arising from any negligent act or omission relating to an express obligation under this Lease or willful misconduct of any Tenant Responsible Party or any accident, injury to or death of persons or loss of or damage to property whatsoever, in each case occurring during the Term and thereafter, so long as the Tenant is in occupancy of any part of the Premises, and in each case occurring in the Premises, or (ii) arising from any accident, injury or damage occurring outside the Premises but in or on the Property Common Areas, or any other areas within the Buildings or on the Land, where such accident, injury or damage results, from the Tenant’s use or occupancy of the Premises or from any act or omission relating to an express obligation under this Lease on the part of any Tenant Responsible Party; provided that the foregoing indemnity shall not include any cost or damage to the extent arising from the negligence or willful misconduct of the Landlord or the Landlord’s managers, members, contractors, licensees, invitees, agents, servants or employees or others for whom the Landlord is legally responsible (collectively, with the Landlord, “Landlord Responsible Parties”). This indemnity and hold harmless agreement shall include indemnity against reasonable attorneys’ fees and all other costs, expenses and liabilities incurred or in connection with any such claim or proceeding brought thereon, and the defense thereof. The claims subject to the foregoing indemnity by Tenant shall include any claims by the Master Landlord under Section 9(a) of the Master Lease arising from the Tenant’s use or occupancy of the Premises.

Landlord shall indemnify and hold Tenant, Tenant’s members, managers, agents, employees and contractors harmless from and against all costs, fees (including reasonable attorneys’ fees), liabilities, damages, expenses and claims from or in connection with: (a) the negligence or willful misconduct of Landlord or any of Landlord Responsible Parties; (b) any breach or default by Landlord in the full and prompt payment and performance of Landlord’s obligations under this Lease and (c) the material breach of any of the warranties and representations set forth in this Lease.

The foregoing indemnity shall not, however, apply to either Master Landlord or any mortgagee of the Property or Landlord’s leasehold estate under the Master Lease which succeeds to Landlord’s interest hereunder by termination of the Master Lease, foreclosure of the subject mortgage or otherwise, nor to any party taking title by, through or under Master Landlord or any such mortgagee.

7.2 Liability Insurance. The Tenant agrees to maintain in full force from the date upon which the Tenant first enters the Premises for any reason, throughout the Term, and thereafter, so long as the Tenant is in occupancy of any part of the Premises:

(a) a policy of comprehensive general liability insurance under which the Master Landlord, the Landlord (and the Landlord’s managing agent, any ground lessor and any holder of a mortgage on the Property of whom the Tenant is notified in writing by the Landlord), Bull HN Information Systems Inc. (“Bull”), and Honeywell Inc. (“Honeywell”), are named as additional insureds, and under which the insurer provides a contractual liability endorsement insuring against all cost, expense and liability arising out of or based upon any and all claims, accidents, injuries and damages described in Section 7.1, in the broadest form of such coverage from time to time available; and

(b) workers’ compensation insurance as required by state law.

Each such policy shall be noncancellable and nonamendable with respect to the Master Landlord and its mortgagees, the Landlord, its managing agent and such ground lessors and mortgagees, Bull and Honeywell, without thirty (30) days’ prior written notice to the Landlord, its managing agent and such ground lessors and mortgagees and a certificate of insurance shall be delivered to the Landlord prior to the Commencement Date or any entry into the Premises by the Tenant prior to the Commencement Date, and in any event, not less than thirty (30) days prior to expiration. The minimum limits of liability of such comprehensive general liability insurance shall be Five Million Dollars ($5,000,000.00) for combined bodily injury (or death) and damage to property (per occurrence), or such higher amount as the Landlord reasonably may require from time to time, taking into account amounts commonly carried by similar tenants in similar buildings in the vicinity of the Property. Such liability limits may be satisfied by adding Tenant’s so-called “umbrella” liability coverage to its base general liability insurance. The Landlord shall carry such liability insurance with respect to operations at the Property as may from time to time reasonably be deemed prudent by the Landlord or required by any mortgagee holding a first mortgage thereon or any ground lessor of the Land. Under the terms of the Master Lease, the Landlord is required to maintain coverage of not less than $500,000 with respect to bodily injury or death to any one person, not less than $1,000,000 with respect to any one accident, and not less than $500,000 with respect to property damage. All such insurance shall be written by companies of recognized financial standing which are authorized to do an insurance business in Massachusetts. Such insurance hereunder may be obtained by the Tenant and the Landlord, respectively, by endorsement on its blanket insurance policies. Every such policy shall contain, to the extent obtainable, an agreement by the insurer that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of the Master Landlord, the Landlord, or the Tenant which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) the occupation or use of the Premises for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken by any of the Master Landlord’s mortgagees of which the Tenant has notice pursuant to any provision of any such mortgagees’ mortgage upon the happening of an event of default, as defined therein, or (iii) any change in title or ownership of the Property.

The Tenant shall deliver to the Landlord promptly after the execution and delivery of this Lease certificates of the insurance required to be carried by Tenant hereunder, and the Tenant shall, within thirty (30) days prior to the expiration of any such insurance, deliver other certificates of insurance evidencing the renewal of such insurance. The Tenant shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required hereunder unless each of the Master Landlord and the Landlord is included therein as a named insured. The Tenant shall promptly notify the Landlord whenever any such separate insurance is obtained and shall deliver to the Landlord certificates evidencing the same.

7.3 Tenant’s Risk. The Tenant agrees to use and occupy the Premises and to use such other portions of the Property as the Tenant is herein given the right to use at the Tenant’s own risk. The Landlord shall not be liable to the Tenant, its employees, agents, invitees or contractors for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to the Tenant’s business) (except to the extent that the same arises from the negligence or intentional misconduct of the Landlord or any Landlord Responsible Party, or any violation of this Lease by Landlord which is not cured within the applicable cure period), based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Property or of any other person or persons or any leakage in any part or portion of the Premises or the other Buildings, or from water, rain or snow that may leak into or flow from any part of the Premises or the other Buildings, or from drains, pipes or plumbing fixtures in the Premises or the other Buildings; however, Landlord does agree to pay for the cost of repair to the Premises of any such leakage or flow, which costs, provided no Landlord Responsible Party was negligent or engaged in intentional misconduct in causing such leakage or flow, Landlord was not in violation of the Lease in causing such leakage or flow, and such cost is not covered by insurance, may be included in Operating Expenses. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant, and neither the Landlord nor the Landlord’s insurers shall in any manner be held responsible therefor, except to the extent that the same arises from the negligence or intentional misconduct of Landlord or any Landlord Responsible Party. Notwithstanding the foregoing, the Landlord shall not be released from liability for any injury, loss, damages or liability to the extent arising from any negligence or willful misconduct of the Landlord Responsible Parties, or from any violation of the Lease by Landlord; provided, however, that in no event shall the Landlord have any liability to the Tenant based on any loss with respect to or interruption in the operation of the Tenant’s business. The Tenant shall carry “all-risk” property insurance on a “replacement cost” basis, insuring the Tenant’s removable property and any alterations made by the Tenant pursuant to Article 4, to the extent that the same have not become the property of the Landlord.

7.4 Property Insurance. The Landlord shall carry such property insurance upon and with respect to the Premises (including the improvements to be made to the Premises pursuant to Section 2.9 of this Lease) and the Property Common Areas as may from time to time reasonably be deemed prudent by the Landlord or required by any mortgagee holding a first mortgage thereon or any ground lessor of the Land, and in any event, an “all risk” property insurance policy (or its equivalent from time to time), on a full replacement cost basis, subject to a commercially reasonable deductible and exclusive of foundations, site preparation and other nonrecurring construction costs. The Landlord’s insurance pursuant to this Section 7.4 may be in the form of a blanket policy, so long as it provides for an agreed amount with respect to the Premises and the Property Common Areas. The Tenant shall carry property insurance upon and with respect to all of its tenant improvements (other than the tenant improvements to be made to the Premises pursuant to Section 2.9 of this Lease, which shall be Landlord’s responsibility to insure), fixtures, equipment and personal property located on the Premises, insuring against loss by fire and other risks which are required to be insured against by the Landlord.

7.5 Waiver of Subrogation. Any insurance carried by either party under this Lease with respect to the Buildings, the Land, the Premises, parking facilities or any property therein or occurrences thereon shall, without further request by either party, if it can be so written without additional premium, or with an additional premium which the other party elects to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss, including, without limitation, injury or loss caused by negligence of such other party, due to hazards covered by insurance containing such clause or endorsement to the extent of the indemnification received thereunder.

7.6 Indemnity Procedural Provisions.

The following provisions shall apply to the indemnities provided for by this Lease. For purposes of this section, the party obligated to provide an indemnity hereunder is referred to as the “Indemnitor”, and the party benefited by the indemnity is referred to as the “Indemnified Party.”

(a) An Indemnitor shall have no obligation of indemnity hereunder with respect to any claim, suit, indemnity or proceeding hereunder unless a reasonably prompt written notice is given to the Indemnitor by the Indemnified Party after the Indemnified Party receives actual notice of the making of any claim or the commencement of any suit, action or proceeding giving rise or potentially giving rise to the liability of the Indemnitor hereunder (an “Indemnified Claim”).

(b) Except with respect to any claim, suit or proceeding between Landlord and Tenant, the Indemnitor shall be entitled to participate in, and assume sole control over, the defense of any such Indemnified Claim with counsel at its own expense; provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense and to employ counsel at its own expense to assist in such defense; and (ii) the Indemnitor shall obtain the prior written approval of the Indemnified Party, which shall not be unreasonably withheld or delayed, before entering into any settlement or ceasing to defend against any such Indemnified Claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party. After written notice by the Indemnitor to the Indemnified Party of the Indemnitor’s election to assume control of the defense of any such Indemnified Claim pursuant to the terms hereof, the Indemnitor shall not be liable to any Indemnified Party hereunder for any expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided, however, that if the Indemnitor fails to take reasonable steps necessary to defend diligently such Indemnified Claim within twenty (20) calendar days after receiving written notice from an Indemnified Party that such Indemnified Party believes that the Indemnitor has failed to take such steps, such Indemnified Party may assume its own defense, and the Indemnitor will be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnitor will not enter into a settlement of any Indemnified Claim that would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm offer is made to settle an Indemnified Claim without leading to liability or the creation of a financial or other obligation on the part of an Indemnified Party, and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to such Indemnified Party to that effect. If such Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, such Indemnified Party may continue to contest or defend such Indemnified Claim and, in such event, the maximum liability of the Indemnitor as to such Indemnified Claim will not exceed the amount of such settlement offer, plus reasonable costs and expenses (not including expenses of settlement) paid or incurred by such Indemnified Party through the end of such ten (10) calendar day period. In no event shall any Indemnified Party settle any claim for which any Indemnified Party seeks indemnification hereunder without the prior written consent of the Indemnitor.

(c) In any proceeding involving the Indemnified Claim of any third party, the Indemnitor and each Indemnified Party shall cooperate fully in the defense of any such claim. Without limiting the generality of the foregoing, each Indemnified Party shall furnish the Indemnitor such documentary or other evidence as is then in its possession as may be reasonably requested by the Indemnitor for the purpose of defending any such Indemnified Claim.

(d) Any notices to an Indemnified Party hereunder shall be given pursuant to the notices provision hereof.

8. Casualty and Eminent Domain.

8.1 Restoration Following Casualties. If, during the Term, a portion of the Premises or any of the Property Common Areas shall be damaged by fire or other casualty (“Damaged Area”), subject to the exceptions and limitations provided below, the Landlord shall proceed promptly to exercise diligent efforts to restore the Damaged Area to substantially the condition thereof at the time of such damage, but the Landlord shall not be responsible for delay in the Landlord’s receipt of insurance proceeds or any delay in such restoration which may result from any External Cause. The Landlord shall have no obligation to expend in the reconstruction of the Damaged Area more than the actual amount of the insurance proceeds actually received by the Landlord with respect to the fire or other casualty plus the amount of any deductible. Any restoration of the Damaged Area shall be altered to the extent necessary to comply with then current laws and applicable codes. Further, the Landlord shall have no obligation to repair or restore any tenant improvements made by the Tenant or any of the Tenant’s trade fixtures or personal property.

8.2 Termination Elections. In the event that (a) at any time during the Term Building N2 or Building N3 is damaged by fire or other casualty such that the damage cannot be substantially restored within two hundred and seventy (270) days after the casualty, or (b) at any time during the last two years of the Term Building N2 or Building N3 are damaged by fire or other casualty such that the damage cannot be substantially restored within one year after the casualty (either such event, a “Substantial Casualty”), either party shall have the right, at any time within sixty (60) days after the casualty to partially terminate this Lease for Building N2 or Building N3, whichever building experienced Substantial Casualty, by giving written notice to the other party, and, in addition, if the Landlord’s mortgagee, ground lessor or other lender refuses in the event of a Substantial Casualty to make the insurance proceeds available to the Landlord for repair and restoration, the Landlord shall have the right, at any time within thirty (30) days after receiving notice from the mortgagee, ground lessor or other lender of its refusal to release the insurance proceeds, but in no event later than one hundred twenty (120) days following the casualty, to terminate this Lease by giving written notice to the Tenant.

8.3 Casualty at Expiration of Lease. Notwithstanding anything to the contrary contained in this Lease, if the Premises shall be damaged by fire or casualty in such a manner that the Premises cannot, in the ordinary course, reasonably be expected to be repaired within seventy five (75) days from the commencement of repair work and such damage occurs within the last twelve (12) months of the Term (as the same may have been extended prior to such fire or casualty), either party shall have the right, by giving notice to the other not later than sixty (60) days after such damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such notice.

8.4 Eminent Domain. Except as hereinafter provided, if Building N2 or Building N3, or such portion thereof (or the access thereto unless comparable replacement access is provided) shall be taken by condemnation or right of eminent domain as to materially impair (if reconstructed to the maximum extent practicable in the circumstances) the continued conduct of the Tenant’s business at the Premises, or the Property Common Areas, or such portion thereof as to render the Premises inaccessible such that the continued conduct of the Tenant’s business at the Premises is materially impaired, and the Landlord has no reasonable means of remedying or replacing said problem within two hundred and seventy (270) days after the date of such taking, the Tenant shall have the right to terminate this Lease by notice to the Landlord of its desire to do so, provided that such notice is given not later than forty five (45) days after the effective date of such taking. If so much of the

Premises, or so much of the Property Common Areas, shall be so taken that it would be appropriate to raze the Premises, or due to the lack of sufficient proceeds from the eminent domain taking not retained by any mortgagee or ground lessor, what may remain of the Premises and the Property cannot be put into a condition such that the continued conduct of the Tenant’s business is not materially impaired, then each of the Landlord and the Tenant may terminate this Lease by giving notice to the other of its desire to do so not later than forty five (45) days after the effective date of such taking.

Should any part of the Premises or the Property be so taken or condemned during the Term, and should this Lease be not terminated in accordance with the foregoing provisions, the Landlord agrees to use diligent efforts to put what may remain of the Premises and the Property into proper condition for use and occupation as nearly like the condition of the Premises and the Property prior to such taking as shall be practicable, subject, however, to applicable laws and codes then in existence, and so long as the proceeds actually received by the Landlord from the eminent domain taking are sufficient therefor. In no event shall the Landlord be obligated to expend more than the amount of proceeds from the eminent domain taking actually received by the Landlord on such work.

8.5 Rent After Casualty or Taking. If the Premises shall be damaged by fire or other casualty or taking (and prior to any termination of this Lease pursuant to this Article 8), the Annual Fixed Rent and Additional Rent shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by the Tenant. In the event of a taking which permanently reduces the area of the Premises or the Property Common Areas, a just proportion of the Annual Fixed Rent shall be abated for the remainder of the Term. Any disputes between Tenant and Landlord arising hereunder about the extent of any such abatement shall be resolved pursuant to the format set forth in Exhibit I hereto.

8.6 Taking Award. Except as otherwise provided in this Section 8.6, the Landlord shall have and hereby reserves and excepts, and the Tenant hereby grants and assigns to the Landlord, all rights to recover for any damages to the Premises and/or any other part of the Property, and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of any such taking, as aforesaid, and by way of confirming the foregoing, subject to this Section 8.6, the Tenant hereby grants and assigns to the Landlord, all rights to such damages or compensation. Nothing contained herein shall be construed to prevent the Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, trade fixtures, equipment and other personal property of the Tenant that is part of a separate award to the Tenant and which does not diminish the award payable to the Landlord or the Master Landlord as a result of the taking.

9. Default.

9.1 Tenant’s Default. Each of the following shall constitute an Event of Default:

(a) Failure on the part of the Tenant to pay the Annual Fixed Rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, if such condition continues for five (5) days after notice from Landlord to Tenant thereof; however, Tenant shall not be entitled to such notice more often than twice in any twelve month period.

(b) Failure on the part of the Tenant to perform or observe any other term or condition contained in this Lease if the Tenant shall not cure such failure within thirty (30) days after notice from the Landlord to the Tenant thereof, provided that in the case of breaches of obligations under this Lease which are susceptible to cure but cannot be cured within thirty (30) days through the exercise of due diligence, so long as the Tenant commences such cure within thirty (30) days and the Tenant diligently and continuously pursues such cure to completion (however, the cure period for any such breach under this subsection (b) which also constitutes a default under the Master Lease shall be limited to the applicable cure period set forth in the Master Lease), such breach shall not be deemed to create an Event of Default, so long as, with respect to such cure period in excess of thirty (30) days, Master Landlord does not declare an Event of Default under the Master Lease as a result of such Event of Default hereunder;

(c) The taking of the estate hereby created on execution or by other process of law; or if the Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or the filing of a voluntary petition by the Tenant, or the entry of an order for relief against the Tenant, under Chapter 7, 11, or 13 of 11 U.S.C §101 et seq., as amended or replaced from time to time (the “Bankruptcy Code”); or a petition shall be filed against the Tenant under any law (other than the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of ninety (90) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of the Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of the Tenant and such appointment shall remain unvacated or unstayed for an aggregate of ninety (90) days (whether or not consecutive).

If an Event of Default shall occur, then, in any such case the Landlord lawfully may, immediately or at any time thereafter, give notice to the Tenant specifying the Event of Default, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term, and the Tenant will then quit and surrender the Premises to the Landlord, but the Tenant shall remain liable as hereinafter provided.

9.2 Damages. In the event that this Lease is terminated pursuant to Section 9.1 hereof, at the Landlord’s election, the Tenant covenants to pay to the Landlord forthwith on the Landlord’s demand, as compensation, an amount (the “Lump Sum Payment”) equal to the excess, if any, of the discounted present value (discounted at an annualized rate of three percent (3%)) of the total rent reserved for the remainder of the Term over the then discounted present fair rental value of the

Premises for the remainder of the Term. In calculating the rent reserved, there shall be included, in addition to the Annual Fixed Rent and all Additional Rent, the value of all other considerations agreed to be paid or performed by the Tenant over the remainder of the Term. Without in anyway limiting the foregoing and in addition thereto, at the Landlord’s election, the Tenant shall pay punctually to the Landlord all the sums (“Periodic Payments”) and perform all the obligations which the Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by the Tenant under the foregoing covenant, the Tenant shall be credited with the amount of the Lump Sum Payment allocable to the specific Periodic Payment and the net proceeds of any rent obtained by reletting the Premises, after deducting all the Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable fees for legal services and expenses of preparing the Premises for such reletting. The Landlord may (i) relet the Premises, or any part or parts thereof, for a term or terms which may, at the Landlord’s option, exceed or be equal to or less than the period which would otherwise have constituted the balance of the Term, and may grant such concessions and free rent as the Landlord considers necessary to relet the same and (ii) make such alterations, repairs and improvements in the Premises as the Landlord considers necessary to relet the same. Landlord shall use reasonable efforts to mitigate its damages in the event of a termination pursuant hereto.

9.3 Cumulative Rights. The specific remedies to which the Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by the Tenant of any provisions of this Lease. Nothing contained in this Lease shall limit or prejudice the right of the Landlord to prove for and obtain in proceedings for bankruptcy, insolvency or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

9.4 Landlord’s Self-help. If the Tenant shall at any time default in the performance of any obligation under this Lease, following the expiration of all applicable cure periods (except in the case of an emergency, in which case Landlord need not wait for the cure period to expire), the Landlord shall have the right, but not the obligation, upon not less than ten (10) days’ prior written notice to the Tenant (except in case of emergency, in which case no notice need be given), to perform such obligation, and the costs to the Landlord thereof shall be payable by the Tenant to the Landlord upon demand as Additional Rent. The Landlord may exercise its rights under this Section without waiving any other of its rights or releasing the Tenant from any of its obligations under this Lease.

9.5 Enforcement Expenses. Each party shall promptly reimburse the other party for all costs and expenses, including without limitation reasonable legal fees, incurred by the other party in enforcing its remedies under this Lease following the other party’s failure to comply with its material obligations hereunder (in the case of the Landlord or the Tenant, whether or not such failure constitutes an Event of Default or Landlord Default, as applicable, on the part of such party) together with interest at the Interest Rate from the date paid by the enforcing party.

9.6 Late Charges and Interest on Overdue Payments. In the event that any payment of Annual Fixed Rent or Additional Rent shall not be paid on the date the same is due, regardless of whether the same constitutes an Event of Default, there shall become due to the Landlord from the Tenant, as Additional Rent and as compensation for the Landlord’s extra administrative costs in investigating the circumstances of late rent, a late charge of Three and One-Half percent (3.5%) of the amount due and unpaid. In addition, any Annual Fixed Rent and Additional Rent not paid within five (5) days of when due shall bear interest from the date due to the Landlord until paid at the variable rate (the “Default Interest Rate”) equal to the higher of (i) the rate from time to time at which interest accrues on amounts not paid when due under the terms of the Landlord’s then current bank financing for the Premises, as from time to time in effect, and (ii) one hundred and twenty five percent (125%) of the Interest Rate, but in no event higher than the maximum rate permitted by law.

9.7 Consequential Damages. Notwithstanding anything in this Lease to the contrary except for (i) the case of a holdover of any portion of the Premises by Tenant beyond the expiration or earlier termination of this Lease and (ii) Lease Termination, as hereinafter defined, in no event shall either party be liable to the other under this Lease for incidental, indirect, special or consequential damages of any kind or nature regardless of the form of action through which such damages are sought.

9.8 Landlord Default

(a) Landlord Default. Each of the following shall constitute a Landlord Default hereunder:

(i) in the event this Lease terminates due to a termination of the Master Lease or termination of Landlord’s right to possession of the Premises under the Master Lease for any reason based on Landlord’s action or inaction, and if Master Landlord has not then assumed this Lease otherwise unmodified as a direct lease between Master Landlord, as landlord, and Tenant, as tenant, and executes documentation to such effect reasonably satisfactory to Tenant (such termination, a “Lease Termination”); or

(ii) Landlord is in default in the performance of any of Landlord’s obligations hereunder or under the Master Lease or fails to observe or perform any other term, covenant or agreement to be performed by Landlord hereunder, and, with respect to any such default or failure hereunder, Landlord shall have failed to perform such obligations within five (5) days after receipt of written notice thereof for monetary defaults and within thirty (30) days for all other defaults or failures as aforesaid after receipt of written notice by Tenant to Landlord, which notice shall specify the nature of such failure of performance; provided, however, (I) that Landlord shall not be permitted any such notice and cure period for a default of any of the representations and warranties, contained herein and (II) that Landlord shall not be in default hereunder if any such failure of performance does not concern financial matters and is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, and Landlord commences within such thirty (30) day period to cure such failure of performance and thereafter in good faith and with diligence and continuity prosecutes such cure to completion; or

(iii) Landlord Guarantor fails to observe or perform any term, covenant or agreement to be performed or observed by Landlord Guarantor under the Landlord Guaranty and such failure continues for thirty (30) days after receipt of written notice thereof by Tenant to Landlord, which notice shall specify the nature of such failure; however, Landlord Guarantor shall not be permitted any notice or cure period for a default of any of the representations, warranties and covenants set forth in Section 12.15 hereof with the sole exception that in the event that any certificate to be delivered under 12.15 (b) hereof is not delivered on a timely basis then such failure shall not constitute a default unless such failure continues for ten (10) days after receipt of written notice thereof by Tenant to Landlord; or

(iv) Landlord or either Landlord Guarantor makes an assignment for the benefit of creditors or a composition with creditors, is unable or admits in writing its inability to pay its debts as they mature, files a petition in bankruptcy, becomes insolvent (howsoever such insolvency may be evidenced), is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver, liquidator, or trustee of or for it or any substantial part of its property or assets, commences any proceeding relating to it under any applicable bankruptcy law of any jurisdiction whether now or hereafter in effect relating to bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution, or liquidation; or if there is commenced against Landlord or either Landlord Guarantor any such proceeding that remains undismissed for a period of ninety (90) days or more, or an order, judgment, or decree approving the petition in any such proceeding is entered; or if Landlord or either Landlord Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in, any such proceeding or any appointment of any receiver, liquidator, or trustee of or for it or for any substantial part of its property or assets, suffers any such appointment to continue undischarged or unstayed for a period of ninety (90) days or more, or takes any action for the purpose of effecting any of the foregoing; or if any court of competent jurisdiction assumes jurisdiction with respect to any such proceeding, or if a receiver or a trustee or other officer or representative of a court or of creditors, takes and holds possession of any substantial part of the property or assets of Landlord or either Landlord Guarantor.

(v) If any change in the financial condition of the Landlord Guarantor occurs which results in a breach of the financial covenants set forth in Section 12.15 (a) hereof, if the Landlord Guarantor fails to either (A) satisfy the reporting requirements set forth in Section 12.15 (b) hereof, or (B) violates the representations and covenants set forth in Section 12.15 (c) hereof, then in either instance a Landlord Default shall occur. In the event of such a Landlord Default, Landlord shall have the ability to cure such default by providing either:

A. Within fifteen (15) days of receipt by Landlord of a notice of such default one or two alternate guarantors acceptable to Tenant in the exercise of its sole discretion with both (i) supporting financial documentation in form and substance acceptable to Tenant in the exercise of its reasonable discretion, and which demonstrate an ability to satisfy the terms of Section 12.15 (a) of the Lease, and (ii) a guaranty agreement duly executed by said alternate guarantor(s) in form and substance similar to the Landlord Guaranty and otherwise in form reasonably satisfactory to Tenant; or

B. Within thirty (30) days of its receipt of notice of such default both (i) an irrevocable standby letter of credit in favor of Tenant in the amount of one million dollars ($1,000,000.00) meeting the requirements for letters of credit set forth in Section 3.8 hereof and otherwise satisfactory to Tenant in the exercise of its reasonable discretion and (ii) Landlord and Tenant entering into an amendment to this Lease providing for Tenant’s drawing rights with respect to such letter of credit in form and substance analogous to Section 3.8 hereof, and acceptable to Tenant in the exercise of its reasonable discretion.

If a Lease Termination occurs, then Tenant lawfully may, immediately or at any time thereafter, declare this Lease terminated pursuant to a Landlord Default, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term, and the Tenant will then quit and surrender the Premises to the Landlord, but the Landlord shall remain liable as hereinafter provided.

(b) Damages. In the event of a Lease Termination, then at the Tenant’s election, the Landlord covenants to pay to the Tenant forthwith on the Tenant’s demand, as compensation, an amount (the “Landlord Lump Sum Payment”) equal to the shortfall, if any, of the discounted present value (discounted at an annualized rate of three percent (3%)) of the total rent reserved for the remainder of the Term below the then discounted present fair rental value of the Premises for the remainder of the Term, which latter amount is in no event to be greater than the base rent paid for Tenant’s new replacement space. In calculating the rent reserved, the Annual Fixed Rent and Additional Rent shall be included, but amounts expended and to be expended by Tenant in connection with (i) leasing and improving the Premises, as then not yet amortized over the Initial Term, and (ii) Tenant locating, leasing, improving and moving into alternative premises (the “Replacement Premises”), and paying rent therefor for the remainder of the original Term, shall be deducted. Without in anyway limiting the foregoing and in addition thereto, in the event of a Lease Termination, then at the Tenant’s election, the Landlord shall pay punctually to the Tenant all the sums expended by Tenant in connection with Tenant locating, leasing, improving and moving into the Replacement Premises (“Landlord Periodic Payments”), and paying rent therefor for the remainder of the original Term. In calculating the amounts to be paid by the Landlord under the foregoing covenant, the Landlord shall be credited with the amount of the Landlord Lump Sum Payment allocable to the specific Landlord Periodic Payment. The costs of Tenant locating, leasing, improving and moving into the Replacement Premises shall include, without limitation, all moving costs, brokerage commissions, reasonable fees for legal services and Tenant’s expenses of improving the Replacement Premises for Tenant’s tenancy. John W. Hueber, an individual and James F. Carlin, III, an individual (individually and collectively, “Landlord Guarantor”) shall guaranty Landlord’s obligations hereunder in the event of a Lease Termination, in an aggregate amount not to exceed One Million and no/100 Dollars ($1,000,000.00), and as a condition hereof shall execute and deliver that certain Guaranty Agreement attached hereto and incorporated herein as Exhibit L (the “Landlord Guaranty”) hereto. The Landlord Guaranty shall cease to be effective and shall be terminated if and when Master Landlord agrees in a binding written agreement that if the Master Lease were to be terminated it will assume this Lease otherwise unmodified as a direct lease between Master Landlord, as landlord, and Tenant, as tenant, and executes documentation to such effect reasonably satisfactory to Tenant. In the event that the Landlord sells its rights in the Master Lease to a third party Landlord Guarantor may be released from the Landlord Guaranty if a replacement guaranty in form and substance reasonably acceptable to Tenant is executed and delivered to Tenant by replacement guarantors acceptable to Tenant in its sole and absolute discretion. The Tenant may lease the Replacement Premises for a term or terms which may, at the Tenant’s option, exceed or be equal to or less than the period which would otherwise have constituted the balance of the original Tenn, the size of the Replacement Premises may be larger or smaller than the Premises, and Tenant may pay such amounts as the Tenant considers necessary to locate, lease and move into the Replacement Premises and make such alterations, repairs and improvements in the Replacement Premises as the Tenant considers necessary to lease the same. Tenant shall use reasonable efforts to mitigate its damages in the event of a termination pursuant hereto.

(c) Cumulative Rights. The specific remedies to which the Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by the Landlord of any provisions of this Lease. Nothing contained in this Lease shall limit or prejudice the right of the Tenant to prove for and obtain in proceedings for bankruptcy, insolvency or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(d) Tenant’s Self-Help. If the Landlord shall at any time default in the performance of any obligation under this Lease or the Master Lease, following the expiration of all applicable cure periods (except with respect to any default under the Master Lease, in which case Tenant need not wait for the cure period to expire) and if any lender of Landlord shall not then have cured any such default, the Tenant shall have the right, but not the obligation, upon not less than ten (10) days’ prior written notice to the Landlord (except with respect to any default under the Master Lease, in which case no notice need be given), to perform such obligation, and the reasonable costs to the Tenant thereof in the case of curing a default under the Master Lease shall, at the election of Tenant, be offset against any rent or other amounts due Landlord hereunder or be payable by the Landlord to the Tenant upon demand. However, in no event may the monthly amount of any such offset by Tenant exceed fifty percent (50%) of the monthly installment of Annual Fixed Rent. The Tenant may exercise its rights under this Section without waiving any other of its rights or releasing the Landlord from any of its obligations under this Lease.

(e) Interest on Overdue Payments. In the event that any payment of money due Tenant hereunder shall not be paid within five (5) days of when due shall bear interest from the date due to the Tenant until paid at the Default Interest Rate.

The provisions of this Section 9.8 shall survive the expiration or earlier termination of the Term.

10. Environmental Matters.

10.1 Tenant’s Use of Hazardous Materials.

(a) Tenant may use chemicals such as lubricants, solvents and cleaning fluids of the kind and in amounts and in the manner customarily found and used in the operation of an office in order to conduct its business at the Premises and to maintain and operate customary office machinery located in the Premises (collectively, all such chemicals being referred to herein as the “Permitted Materials”). Tenant shall not use, store, handle, treat, transport, release or dispose of any other Hazardous Materials on or about the Premises or the Property without Landlord’s prior written consent, which Landlord may withhold or condition in Landlord’s sole discretion. Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by the Tenant in or about the Premises or the Property shall comply with all applicable Environmental Laws. The Tenant shall not dispose of any Hazardous Materials on the Property, and shall not dispose of Hazardous Materials in any trash receptacles or other facilities or areas on the Property. Neither the Premises, nor any other part of the Property shall be used in any manner by the Tenant for the storage of any Hazardous Materials, except for the temporary storage of the Permitted Materials on the Premises, provided the Permitted Materials are properly stored in a manner and location complying with all applicable Environmental Laws. The Tenant shall be responsible for obtaining any required authorizations, licenses or permits and paying any fees and providing any testing required by any governmental authority in connection with the Permitted Materials. No portion of the Premises or the Property shall be used by the Tenant as a landfill or a dump. The Tenant shall not install any underground tanks of any type. The Tenant shall not bring any Hazardous Materials onto the Premises or the Property, except for the Permitted Materials, and if so brought or found thereon, the Tenant, at its sole cost and expense, shall immediately remove, properly dispose of, and diligently undertake all required cleanup procedures with respect to the same pursuant to all applicable Environmental Laws.

(b) The Landlord and the Landlord’s representatives shall have the right, but not the obligation, during normal business hours upon twenty four (24) hours prior notice (except in the case of an emergency) to enter the Premises for the purpose of inspecting the storage, use and disposal of Hazardous Materials and to ensure compliance with all Environmental Laws. Should it be determined, that any Hazardous Materials are being improperly stored, used or disposed of by Tenant or any Tenant Responsible Party in violation of this Lease, the Tenant shall immediately take such corrective action, as reasonably requested by the Landlord. Should the Tenant fail to commence such corrective action as promptly as is reasonably possible, but in no event less than ten (10) business days after receiving notice following the Tenant’s receipt of Landlord’s written notice thereof (except that only notice as may be practical shall be required in an emergency), the Landlord shall have the right to perform the corrective action, and, provided the Tenant shall reimburse Landlord upon demand as Additional Rent for any and all costs associated with the corrective action. If, at any time during or after the Term, the Premises or any other part of the Property are deemed by a governmental agency to be in violation of any Environmental Law as a result of the Tenant’s Permitted Materials or any other Hazardous Materials produced, stored or brought onto the Premises, or the Tenant’s use or occupancy of, or activity on or about the Premises or the Property, then the Tenant shall diligently institute and prosecute to completion remediation and cleanup procedures in full compliance with all Environmental Laws.

(c) Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received by Tenant from any governmental authority concerning Hazardous Materials which relates to the Premises or the Property, and (ii) any Environmental Condition of which Tenant is aware to the extent the Environmental Condition is on the Premises, and of which Tenant has actual knowledge to the extent the Environmental Condition is on the Property in a location other than the Premises. For purposes hereof, “Environmental Condition” shall mean any disposal, release or threat of release of Hazardous Materials on, from or about the Premises or the Property or storage of Hazardous Materials on the Property. The Tenant shall provide to the Landlord, as and when required by the Landlord (which may be required by Landlord whenever it has reasonable cause to so require and, otherwise, no more often than once in any twelve (12) month period), evidence that the Tenant is using such Hazardous Materials in compliance with all Environmental Laws, and the Tenant shall comply with reasonable safeguards established by the Landlord for the Property Common Areas with respect to the delivery and transportation of the Hazardous Materials to the Premises.

10.2 Tenant’s Environmental Indemnification. The Tenant agrees to indemnify, defend and hold harmless the Master Landlord, the Landlord and any prior or successor tenant under the Master Lease and their respective shareholders, officers, directors, employees, agents, successors and assigns (together, the “Landlord Indemnitees”), from and against any and all claims, demands, liabilities, damages, losses, deficiencies, and expenses (including, without limitation, reasonable legal, accounting, consulting, engineering, and other expenses), which may be imposed upon, incurred by, or asserted against any of the Landlord Indemnitees by any other party or parties (including, without limitation, a governmental entity), arising out of, in connection with, or relating to the subject matter of:

(a) any actual or alleged Release or Threat of Release of any Hazardous Material at or from the Premises in connection with the use and/or possession of the Premises by the Tenant, any Tenant Responsible Party or any assignee or subtenant of the Tenant, or in connection with any operations of the Tenant or any assignee or subtenant of the Tenant at the Premises, including without limitation, a Release or Threat of Release of Hazardous Material which was first located at the Premises and was subsequently transported to another location; or

(b) any actual or alleged violation of an Environmental Law in connection with the use and/or possession of the Premises by the Tenant, any Tenant Responsible Party or any assignee or subtenant of the Tenant, or with any operations of the Tenant or any assignee or subtenant of the Tenant thereon; or

The provisions of this Section shall survive the expiration or earlier termination of the Term.

10.3 Landlord’s Environmental Indemnification. The Landlord agrees to indemnify, defend and hold harmless the Tenant and its shareholders, officers, directors, employees, agents, successors and assigns (together, the “Tenant Indemnitees”) from and against any and all claims, demands, liabilities, damages, losses, deficiencies and expenses (including without limitation reasonable legal, accounting, consulting, engineering, and other expenses), which may be imposed upon, incurred by, or asserted against any of the Tenant Indemnitees by any other party or parties (including, without limitation, a governmental entity), arising out of, in connection with, or relating to the subject matter of:

(a) any actual or alleged Release or Threat of Release of any Hazardous Material at or from the Property in connection with the use and/or possession of the Property by the Landlord, any Landlord Responsible Party, any predecessor of the Landlord, and any tenant or other third party on the Property as an agent, employee or contractor of “any tenant”, or in connection with any operations of the Landlord, or any predecessor of the Landlord or of any Landlord Responsible Party, or any tenant or other third party on the Property as an agent, employee or contractor of “any tenant”, or in connection with Landlord’s Work (including, without limitation, the removal and demolition of the environmental chamber), including without limitation, a Release or Threat of Release of Hazardous Material which was first located at the Property and was subsequently transported to another location; or

(b) any actual or alleged violation of an Environmental Law in connection with the use and/or possession of the Property by the Landlord, any predecessor of the Landlord, and any tenant or other third party on the Property as an agent, employee or contractor of “any tenant”, or with any operations of the Landlord (and any predecessor of the Landlord) or any Landlord Responsible Party or any tenant thereon or other third party on the Property as an agent, employee or contractor of “any tenant”, or in connection with Landlord’s Work (including, without limitation, the removal and demolition of the environmental chamber) by the Landlord or any Landlord Responsible Party.

The Landlord’s obligations under this Section 10.3 as to all references to “any tenant” and/or their agents, employees or contractors shall only apply as to conditions already in existence as of the date hereof.

10.4 Landlord Undertaking. In the event of any actual Release of any Hazardous Materials at or from the Property in connection with the use and/or possession of the Property by any tenant or other third party other than Tenant or any Tenant Responsible Party, the Landlord will agree to undertake the clean-up of such release; however, said undertaking shall in no way limit or prohibit Landlord’s right to cause those who bear some or all of the responsibility for said Release to perform the clean-up or to limit or prohibit Landlord from collecting from them any and all costs incurred by Landlord in connection with such clean-up.

11. Mortgagees’ and Ground Lessors’ Rights.

11.1 Subordination, Non-Disturbance and Attornment. This Lease shall be subject and subordinate to any future fee or leasehold mortgage or ground lease on the Property, provided that the Tenant receives as part of such subordination an agreement of non-disturbance and attornment from the holder or lessor as applicable, in the form attached hereto as Exhibit K, or otherwise in form and substance reasonably acceptable to Tenant and such mortgagee or ground lessor (such agreement, the “SNDA”). Provided Landlord obtains an executed SNDA from the ground lessor(s) and/or the then current mortgagee of the Property, as applicable, for the benefit of Tenant, and delivers same to Tenant, the Tenant agrees on request of the Landlord to execute, acknowledge and deliver from time to time such SNDA with respect to such party, and shall execute and return such document within fifteen (15) days of receipt thereof, the failure of which shall constitute a default hereunder, upon the expiration of fifteen (15) days after Landlord has given Tenant notice of such failure unless Tenant shall have complied within said fifteen (15) days. Any subordination requested from a future mortgagee or ground lessor of the Premises must include a standard and customary form of non-disturbance agreement in the form of Exhibit K for the benefit of Tenant.

11.2 Estoppel Certificates.

(a) The Tenant shall from time to time, upon not less than fifteen (15) days’ prior written request by the Landlord, execute, acknowledge and deliver to the Landlord a written certification, with a true and correct copy of this Lease attached thereto, (i) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that the Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and to perform its other covenants under this Lease (or if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail); (iii) that there are no known uncured defaults of the Landlord or the Tenant under this Lease (or if there are known defaults, setting them forth in reasonable detail); (iv) the dates to which the Annual Fixed Rent, Additional Rent and other charges have been paid; (v) that the Tenant has accepted and is in full possession of the Premises (to the extent that the same is true) ; (vi) the Term, the Commencement Date, and any other relevant dates, and that the Tenant has been in occupancy since the Commencement Date and paying rent since the specified date; (vii) that, except as set forth in this lease, no monetary or other considerations, including, but not limited to, rental concessions, special tenant improvements or Landlord’s assumption of prior lease obligations of Tenant have been granted to Tenant by Landlord for entering into this Lease; (viii) the extent to which the Tenant has exercised the options set forth in this Lease; and (ix) such other matters with respect to the Tenant and this Lease as the Landlord may request and as are customarily to be included in such certifications. Failure by Tenant to comply with the terms of this Section 11.2(a) shall constitute a default hereunder upon the expiration of fifteen (15) days after Landlord has given Tenant notice of such failure unless the Tenant shall have complied within said fifteen (15) days. On the Commencement Date, either party shall, at the request of the other, promptly execute, acknowledge and deliver to the other a statement in writing that the Commencement Date has occurred.

(b) The Landlord shall from time to time, but no more frequently than once in any six (6) month period, upon not less than fifteen (15) days’ prior written request by the Tenant, execute, acknowledge and deliver to the Tenant a written certification in form and content substantially identical to that attached hereto as Exhibit H-3, with a true and correct copy of this Lease and the Master Lease attached thereto, (i) that this Lease and the Master Lease are each unmodified and in full force and effect (or, if there have been any modifications, specifying which lease has been modified, and that such lease is in full force and effect as modified and stating the modifications); (ii) that Landlord has no knowledge of any defenses, offsets or counterclaims against its obligations under this Lease or under the Master Lease (or if there are any defenses, offsets, or counterclaims, specifying the applicable lease and setting them forth in reasonable detail); (iii) that there are no known uncured defaults of Landlord or the Tenant under this Lease or the Master Lease (or if there are known defaults, specifying the applicable lease and setting them forth in reasonable detail); (iv) that the representations and warranties of the Landlord set forth in this Lease are true and correct as of the date of the certification; (v) specifying the date to which the fixed rent, any additional rent and all other charges have been paid under the Master Lease, (vi) that Landlord has accepted and is in full possession of the Property under the Master Lease, excepting only the possession of Tenant of the Premises under this Lease and the possession of other independent third-party tenants under bona fide subleases negotiated at arms-length (to the extent the same is true); (vii) specifying the Term and the Commencement Date hereunder, and the term and the commencement date under the Master Lease, and that, excepting subleases to tenants, only Landlord has been in possession of the Property since the date of the assignment of the Master Lease to Landlord, and has been paying rent under the Master Lease since the date of such assignment; (viii) that, other than as set forth in the Master Lease or in those certain subleases to tenants of portions of the Property pursuant to (vi) above, or as set forth or contemplated in the Lease, or as may be noted on record at the Middlesex South Registry of Deeds there are no understandings, contracts, agreements or commitments of any kind with respect to the Lease, the Master Lease or the Property, involving Landlord or any of its affiliates (or if there have been any such agreements, stating the agreements); (ix) the extent to which the options set forth in the Master Lease have been exercised; (x) that Landlord has not hypothecated, assigned sublet or transferred all or any portion of its interest under the Lease or the Master Lease (or if there are such, to so specify them in reasonable detail); (xi) that there are no actions, voluntary or involuntary, pending against Landlord under the Bankruptcy laws of the United States or any state thereof; and (xii) such other matters with respect to Landlord and this Lease and the Master Lease as the Tenant may reasonably request.

Landlord shall exercise its best efforts to cause any future ground lessor on the Property or any portion thereof affecting the Premises, and shall use commercially reasonable efforts to cause Master Landlord and any future fee or leasehold mortgagee of the Property, from time to time, but no more frequently than once in any six (6) month period for each such party, upon not less than fifteen (15) days’ prior written request from Tenant, to execute, acknowledge and deliver to the Tenant a written certification in form and content substantially the same as, the certification attached as Exhibit H-3 hereto.

12. Miscellaneous.

12.1 Notice of Lease. The Tenant agrees not to record this Lease, but at the request of either party, the parties shall execute a notice of this Lease in form appropriate for recording, which either party may record or file. If this Lease is terminated before the Term expires, the parties shall execute an instrument in recordable form acknowledging the date of termination and shall record or file the same.

12.2 Notices. Whenever any notice, approval, consent, request, election, offer or acceptance is given or made pursuant to this Lease, it shall be in writing. Communications and payments shall be addressed, if to the Landlord, at both the Landlord’s Address and the Landlord’s Counsel Address for Notices as set forth in Exhibit A or at such other address as may have been specified by prior notice to the Tenant; and if to the Tenant, at the Tenant’s Address for Notices, but in each case also at the Tenant’s Counsel Address for Notices, or at such other place as may have been specified by prior notice to the Landlord. Any communication so addressed shall be deemed duly given on the earlier of (i) the date received or (ii) on the third business day following the day of mailing if mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) on the first business day following the day sent, if sent by Federal Express or similar nationally recognized, overnight commercial carrier requiring a return receipt, with all charges prepaid. If the Landlord by notice to the Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by the Tenant shall be paid or given to the agent designated until notice to the contrary is received by the Tenant from the Landlord.

12.3 Successors and Limitation on Liability of the Landlord. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations on the Tenant’s rights set forth herein above, and except that the Landlord and each successor landlord shall be liable only for obligations accruing during the period of its ownership. Except for Landlord’s obligations in connection with a termination of this Lease pursuant to a termination of the Master Lease caused by a Landlord Default for which Landlord’s liability shall not be limited and for which Tenant (and anyone claiming by or through Tenant) shall not be restricted and Landlord’s assets shall not be protected, the obligations of the Landlord shall be binding upon the assets of the Landlord consisting of its leasehold and its equity ownership of the Property but not upon the Landlord personally or the other assets of the Landlord, and neither the Tenant, nor anyone claiming by, under or through the Tenant, shall be entitled to obtain any judgment creating personal liability on the part of the Landlord or enforcing any obligations of the Landlord against any assets of the Landlord other than its equity ownership of the Property.

12.4 Waivers. The failure of the Landlord or the Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by the Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by either party, unless such waiver be in writing signed by such party. No consent or waiver, express or implied by either party to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

12.5 Acceptance of Partial Payments of Rent. No acceptance by the Landlord of a lesser sum than the Annual Fixed Rent and Additional Rent then due shall be deemed to be other than a partial installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and the Landlord may accept such check or payment without prejudice to the Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of the Landlord or to the Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

12.6 Interpretation and Partial Invalidity. If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law. The titles of the Articles and Sections are for convenience only and not to be considered in construing this Lease. This Lease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.

12.7 Quiet Enjoyment. So long as the Tenant pays Annual Fixed Rent and Additional Rent, performs all other material Tenant covenants of this Lease and observes all conditions hereof, the Tenant shall peaceably and quietly have, hold and enjoy the Premises free of any claims by, through or under the Landlord, subject to Landlord’s right to terminate this Lease pursuant to Article 8. Tenant acknowledges that Landlord has informed it that, subject to the expressly stated terms of this Lease, Landlord may expand and/or replace the Buildings on the Property or make other alterations and/or renovations in accordance with Landlord’s reservations set forth in Section 2.3 of this Lease, and Tenant hereby acknowledges the fact that there may be noise and other disruptions incident to any such construction. Tenant hereby agrees that such construction work and noise shall not be a default of this Lease so long as the construction and noise do not violate the terms of this Lease, or materially interfere either with Tenant’s rights hereunder, or with Tenant’s access to the Premises or materially impair Tenant’s use of the Premises, provided such interference or impairment does not exceed thirty (30) days. Landlord will exercise reasonable efforts at Landlord’s cost and expense, not to be passed through as an Operating Expense, to minimize any such disruptions.

12.8 Brokerage. The Tenant and Landlord both represent and warrant to the other that each has had no dealings with any broker or agent in connection with this Lease other than Cushman & Wakefield and Grubb & Ellis and each shall indemnify and hold the other harmless from claims for any brokerage commission predicated upon prior dealings with the Landlord or Tenant, respectively, by any broker other than the brokers named in this Section. The Landlord shall be responsible to pay the aforesaid brokers all amounts owed them in connection with the initial seven year term of this Lease as stated in separate letter agreements.

12.9 Surrender of Premises and Holding Over. The Tenant shall surrender possession of the Premises on the last day of the Term and the Tenant waives the right to any notice of termination or notice to quit. The Tenant covenants that upon the expiration or sooner termination of this Lease, it shall, without notice, deliver up and surrender possession of the Premises in the same condition in which the Tenant has agreed to keep the same during the continuance of this Lease and in accordance with the terms hereof, reasonable wear and tear and damage by fire or other casualty or as a consequence of the exercise of eminent domain excepted, first removing therefrom all goods and effects of the Tenant and, to the extent required or permitted under Section 4.2, any leasehold improvements, and repairing all damage caused by such removal. Upon the expiration of this Lease, or, if the Premises should be abandoned by the Tenant, at the time of such expiration or abandonment, if the Tenant or the Tenant’s agents, subtenants or any other person should leave any property of any kind or character on or in the Premises, the fact of such leaving of property on or in the Premises shall be conclusive evidence of intent by the Tenant, and individuals and entities deriving their rights through the Tenant, to abandon such property so left in or upon the Premises, and such leaving shall constitute abandonment of the property. Landlord shall have the right and authority without notice to the Tenant or anyone else, to remove and destroy, or to sell or authorize disposal of such property, or any part thereof, without being in any way liable to the Tenant therefor and the proceeds thereof shall belong to the Landlord as compensation for the removal and disposition of such property.

If the Tenant fails to surrender possession of the Premises upon the expiration or sooner termination of this Lease, the Tenant shall pay to Landlord, as rent for any period after the expiration or sooner termination of this Lease an amount equal to one hundred and fifty percent (150%) of the Annual Fixed Rent and the Additional Rent required to be paid under this Lease as of the expiration or termination of the Term. Acceptance by the Landlord of such payments shall not constitute a consent to a holdover hereunder or result in a renewal or extension of the Tenant’s rights of occupancy. Such payments shall be in addition to and shall not affect or limit the Landlord’s right of re-entry, Landlord’s right to collect such damages as may be available at law, or any other rights of the Landlord under this Lease or as provided by law.

12.10 Exhibits. Exhibits A through Exhibit M attached to this Lease are hereby incorporated in and made a part of this Lease.

12.11 Master Lease. Landlord shall at all times keep the Master Lease in full force and effect as provided herein. In the event that Landlord or any affiliate of Landlord purchases the Property or the Premises (whether pursuant to the exercise of a right contained within the Master Lease or otherwise), then in any such event this Lease shall become a direct lease between Landlord or such affiliate and Tenant, and shall remain in full force and effect despite the termination of the Master Lease or the merger of the Premises demised by the Master Lease with fee simple title to the Property or the Premises. In the event that the consent of the Master Landlord is required pursuant to this Lease with respect to any particular matter, then Landlord shall use its best efforts to obtain such consent from the Master Landlord. If the performance of any obligation of Landlord hereunder requires either the performance of the Master Landlord or the consent of the Master Landlord, then Landlord shall exercise its best efforts to obtain the same from Master Landlord and, subject to the terms of this Lease, shall exercise its best efforts to enforce any right that it has under the Master Lease to such performance against Master Landlord.

12.12 No Agreement Until Signed. The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease and no legal obligations shall arise with respect to the Premises or other matters herein until this Lease is executed and delivered by Landlord and Tenant.

12.13 Financial Information. In the event that Tenant were to become a privately held company, Tenant will cooperate with Landlord’s request that Tenant confidentially provide reasonable information about its own financial status for the benefit of prospective purchasers, lenders and prospective lenders of Landlord’s or Master Landlord’s interest in the Property. Such statements shall be certified as true and correct by an independent certified public accountant.

12.14 Related Documentation. The Landlord Guaranty, the Tenant Guaranty, that certain Notice of Sublease attached hereto as Exhibit N and that certain “Recognition, Non-Disturbance and Attornment Agreement” (the “RNDA”) in substantially the same form as attached hereto as Exhibit O are each being executed and delivered by all parties thereto simultaneously herewith and such execution and delivery shall be a precondition to the validity of this Lease. Landlord shall immediately upon the execution by all parties and delivery to all parties of this Lease and the above referenced documents, cause the Notice of Sublease to be recorded with Middlesex South Registry of Deeds.

12.15 Landlord Guaranty. Landlord represents, warrants and covenants that it shall cause the Landlord Guarantor to at all times comply with the following covenants and agreements:

a. Financial Covenants.

The two individuals composing the Landlord Guarantor shall at all times that the Landlord Guaranty remains in effect hereunder maintain a total of aggregate “Unencumbered Liquid Assets” of no less than two million dollars ($2,000,000.00). “Unencumbered Liquid Assets” means the following assets, provided that such assets (A) are not subject to any lien, claim or other encumbrance; (B) are not held in agency or trust and are not included in any retirement plan; (C) are not the subject of any arrangement with any creditor to have such creditor’s claim satisfied out of such asset prior to general creditors; (D) if not cash, may be converted to cash within five (5) business days; and (E) are not subject to any legal or contractual restrictions on sales:

i) cash on hand;

ii) United States Treasury notes, bonds, bills, or certificates of indebtedness, or those for which the full faith and credit of the United States are pledged for the full and timely payment of principal and interest (including State and Local Government Series);

iii) obligations, participations, or other instruments of or issued by a federal agency or a United States government-sponsored enterprise, the principal of and interest on which is unconditionally guaranteed by the United States;

iv) any obligations on which the interest is exempt from federal income taxation and which are rated by a nationally recognized rating service in one of its two highest long-term or short-term rating categories;

v) certificates of deposit issued by, or time or demand deposits or other banking arrangements with, a nationally or state-chartered bank or a savings association having a minimum capital of $500,000,000 and rated within the top two rankings of a nationally recognized rating service;

vi) taxable government money market portfolios rated “AAA” by a nationally recognized rating service and restricted to obligations with maturities of one year or less issued or guaranteed as to payment of principal and interest by the full faith and credit of the United States of America, and which are rated by such nationally recognized rating service in one of its two highest short term rating categories; and

vii) readily marketable securities regularly traded on a national stock exchange or included in the National Market Tier of NASDAQ.

The Landlord Guarantor further agrees that at all times that the Landlord Guaranty remains in effect hereunder Landlord Guarantor shall maintain a “Net Worth” hereunder of not less than five million dollars ($5,000,000.00). For purposes of this subparagraph (a) ”Net Worth” shall be determined on an annual basis and shall mean the excess of the aggregate total assets over aggregate total liabilities (whether direct or contingent) of the two individuals composing the Landlord Guarantor hereunder. The determinations of total assets and of total liabilities hereunder shall each be determined in accordance with GAAP, excluding however, from the determination of total assets all those assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, licenses, patents, trademarks, tradenames, copyrights and other similar items.

b. Reporting Requirements.

Within no more than thirty (30) days after a demand therefore by Tenant made no more frequently than twice a year, Landlord shall furnish or cause Landlord Guarantor to furnish to Tenant (i) a certificate executed by each of the individuals comprising the Landlord Guarantor that the Landlord Guarantor then satisfies the financial covenants set forth in subparagraph (a) above and has continuously complied therewith from the date hereof through the date of said Certificate and (ii) a certificate without qualification executed by each Landlord Guarantor’s financial manager or accountant who is knowledgeable about the assets and liabilities of each such individual, that the Landlord Guarantor then satisfies the financial covenants set forth in subparagraph (a) above.

c. Representations and Warranties.

The Landlord hereby represents and warrants to the Tenant that (i) the Landlord Guarantor satisfies the financial covenants set forth in subparagraph (a) above, (ii) the execution and delivery of the Landlord Guaranty and compliance with the terms and provisions thereof will not constitute a violation of any agreement or other instrument to which a Landlord Guarantor is a party or by which it may be bound and will not violate any of the provisions of the organizational documents of the Landlord and will not violate any law or regulation applicable to the aforesaid, (iii) there are no actions, suits or proceedings pending or threatened against either Landlord Guarantor nor are they in default under any material provision of law or governmental order, any of which reasonably could have a material adverse effect on their ability to satisfy the financial covenants set forth in subparagraph (a) above and (iv) the Landlord Guaranty has been duly authorized, executed and delivered by each of the Landlord Guarantors and is enforceable against each Landlord Guarantor in accordance with its terms.

d. Binding Effect.

The execution and delivery by the Landlord Guarantor of the Landlord Guaranty shall without more be deemed to constitute its agreement to the terms of this Section 12.15 by said Landlord Guarantor.

Signatures on the following pages.

EXECUTED as an instrument under seal as of the day and year first set forth above.

LANDLORD:

NEWTON TECHNOLOGY PARK LLC a Delaware limited liability company
By:	NTP Management Company LLC

By:	/s/ John W. Hueber
Manager

TENANT:

TRIPADVISOR LLC a Delaware limited liability company

By:	/s/ Stephen Kaufer
	Name:	Stephen Kaufer
	Title:	CEO

EXHIBIT A

Basic Lease Terms

Lease Years	Rental Rate	Annual Fixed Rent for Initial Term based on 107,777 sq. feet	Monthly Fixed Rent
Yrs 1 -2*	$19.00/square foot	$2,047,763.00	$170,646.92
Yrs 3-5	$21.00/square foot	$2,263,317.00	$188,609.75
Yrs 6-7	$23.00/square foot	$2,478,871.00	$206,572.58

*	The actual rents due as of and after the applicable Commencement Dates will, for a discreet period of time, be less than shown above pursuant to the later N3 Commencement Date and pursuant to the terms of Section 3.1 hereof.

Initial Term:	Approximately 7 Years, commencing on the Commencement Date (as defined in Section 2.6 of the Lease) and expiring on the last day of the calendar month in which the 7th anniversary of the Commencement Date falls (unless sooner terminated pursuant to the Lease).

Landlord’s Address:	c/o Crosspoint Associates, Inc. 217 West Central Street Natick, Massachusetts 01760 Attention: John W. Hueber and James F. Carlin, III	c/o BayNorth LLC One Financial Center Boston, Massachusetts 02111 Attn: Janet Pirrello

Landlord’s Counsel Address for Notices:	Kotin, Crabtree & Strong, LLP One Bowdoin Square Boston, Massachusetts 02114 Attn: Dolph J. Vanderpol, Esquire	Ropes & Gray LLP One International Place Boston, MA 02110 Attn: Claire R. McGuire, Esquire

Premises:	Buildings N2 and N3, 141 and 165 Needham Street, Newton, Massachusetts, consisting of 61,895 and 45,882 rentable square feet, respectively, as shown on the floor plan attached as Exhibit D.

Rentable Floor Area of the Premises:	107,777 square feet

Permitted Uses:	Business and administrative offices, and general office use consistent with such uses by technology companies.

Tenant’s Address for Notices:	141-143 Needham Street Newton, Massachusetts 02164 Attention: Vice President, Finance and c/o Expedia, Inc. 3150 139th Avenue SE Bellevue, WA 98005 Attention: Director of Real Estate

Tenant’s Counsel Address for Notices:	Expedia, Inc. 3150 139th Avenue SE Bellevue, WA 98005 Attention: General Counsel